                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to (S) 240.14a-11(c) or (S)240.14a-12

                            THE LAMAUR CORPORATION
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[ ]   No Fee required.
[X]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)   Title of each class of securities to which transaction applies:
            N/A
           ------------------------------------------------------------
      2)   Aggregate number of securities to which transaction applies:
            N/A
           ------------------------------------------------------------
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
            N/A
           ------------------------------------------------------------
      4)   Proposed maximum aggregate value of transaction:
            $15,495,000
           ------------------------------------------------------------
      5)   Total fee paid:
            $3,099
           ------------------------------------------------------------

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)   Amount Previously Paid:
           ____________________________________________________________
      2)   Form, Schedule or Registration Statement No.:
           ____________________________________________________________
      3)   Filing Party:
           ____________________________________________________________
      4)   Date Filed:
           ____________________________________________________________

                             THE LAMAUR CORPORATION
                                                                October 27, 1999

Dear Stockholder:

     This year's annual meeting of stockholders will be held on November 22, 1999 at 10:00 a.m. local time, at Lamaur's offices at 5601 East River Road, Fridley, Minnesota 55432. You are cordially invited to attend.

     The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

     As a result of Lamaur's economic difficulty, we have been actively pursuing strategic transactions in order to satisfy our creditors and to rationalize our business going forward. On September 28, 1999, we signed an agreement to sell our manufacturing facility to Tiro Industries, Inc. for $13.25 million in cash, $745,000 in assumption of capital leases and $1.5 million in other consideration. The enclosed Proxy Statement provides a summary of this transaction. We are seeking your approval of the sale of our manufacturing facility. Your vote on this and the other matters before the meeting is critical, and we ask you to return your proxy promptly.

     After reading the Proxy Statement and accompanying materials, please mark, sign and promptly return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy card or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

     A copy of Lamaur's Annual Report is also enclosed for your information. At the annual meeting we will review Lamaur's activities over the past year and its plans for the future. The board of directors and management look forward to seeing you at the annual meeting.

                                    Very truly yours,

                                    /s/ Joseph F. Stiley III

                                    Joseph F. Stiley, III
                                    Acting Chief Executive Officer

                            THE LAMAUR CORPORATION

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         To Be Held November 22, 1999

TO THE STOCKHOLDERS:

     Please take notice that the Annual Meeting of the Stockholders of The Lamaur Corporation, a Delaware corporation, will be held on November 22, 1999, at 10:00 a.m., local time, at Lamaur's offices at 5601 East River Road, Fridley, Minnesota 55432, for the following purposes:

     1. To consider and vote upon a proposal to approve a sale of Lamaur's manufacturing facility to Tiro Industries, Inc. for $13.25 million in cash, $745,000 in assumption of capital leases and $1.5 million in other consideration as described under "Proposal 1 - Approval of Sale of Manufacturing Facility" in the accompanying Proxy Statement;

     2. To approve an amendment to Lamaur's 1997 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder by 1,000,000 shares;

     3. To elect three directors to hold office for a one year term and until their respective successors are elected and qualified;

     4. To consider, approve and ratify the appointment of Deloitte & Touche LLP as Lamaur's independent public auditors for the year ending December 31, 1999; and

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on October 7, 1999 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at Lamaur's offices at 5601 East River Road, Fridley, Minnesota 55432.

                                    By order of the Board of Directors,

                                    /s/ John D. Hellmann

                                    John D. Hellmann
                                    Secretary

Mill Valley, California
October 27, 1999


IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares will be represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

                             THE LAMAUR CORPORATION

            PROXY STATEMENT FOR 1999 ANNUAL MEETING OF STOCKHOLDERS

     The accompanying proxy is solicited by the board of directors of The Lamaur Corporation, a Delaware corporation, for use at its annual meeting of stockholders to be held on November 22, 1999, or any adjournment or postponement thereof at 10:00 a.m., local time, in the conference room at Lamaur's offices at 5601 East River Road, Fridley, Minnesota 55432, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is October 27, 1999, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                       SOLICITATION AND VOTING OF PROXIES

     The cost of soliciting proxies will be borne by Lamaur. In addition to soliciting stockholders by mail through its employees, Lamaur will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who hold stock of Lamaur registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. Lamaur may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

     On October 7, 1999 -- the "Record Date" -- there were 7,332,571 shares of Lamaur common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held. Also, as of the Record Date, Lamaur had outstanding 1,000,000 shares of Series A Preferred Stock and 763,500 shares of Series B Preferred Stock. This preferred stock is convertible into an aggregate of 1,163,910 shares of common stock at a rate of 0.66 shares of common stock per share of preferred stock held. Each holder of preferred stock is entitled to one vote for each share of common stock into which the preferred stock is convertible.

     Lamaur's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, constitute a quorum for the transaction of business at the annual meeting. The preferred stock votes with the common stock on an as-converted basis on all matters, except as otherwise required by Delaware law or by Lamaur's certificate of incorporation. Votes for and against, abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum.

     All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before the time it is exercised by delivering to the Secretary of Lamaur a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

                            INFORMATION ABOUT LAMAUR

     This Proxy Statement includes forward-looking statements regarding expectations as to Lamaur's business prospects, future plans and other statements which include words such as "believes," "expects," "anticipates" or words of similar effect. While these statements reflect management's reasonable judgment, numerous factors may cause actual results to vary materially from those expressed in such statements, including those factors set forth under the caption "Certain Factors" below and elsewhere in this Proxy Statement. Actual results are particularly dependent upon management's ability to (i) close the sale of the manufacturing facility and (ii) continue to work with creditors until they are being timely paid.

Recent Events

     On September 28, 1999, Lamaur agreed to sell its manufacturing facility at 5601 East River Road, Fridley, Minnesota to Tiro Industries, Inc. for $13.25 million in cash, assumption of capital leases in the amount of approximately $745,000 and $1.5 million in other consideration. The transaction is conditional on the approval of Lamaur's stockholders. After the transaction closes, Lamaur will continue its sales and marketing operations in a portion of the facility at 5601 East River Road as a tenant of Tiro for a term of two years pursuant to a lease agreement entered into simultaneously with the sale transaction. Lamaur will retain ownership of personal property necessary for sales and marketing operations. Tiro will manufacture products for Lamaur at a discounted price for three years after the transaction closes pursuant to a manufacturing agreement entered into simultaneously with the sale transaction. See "Proposal No. 1 - Approval of Sale of Manufacturing Facility."

Stock Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information regarding the beneficial ownership as of August 31, 1999 of Lamaur's Common Stock by (i) each director,
(ii) each of the executive officers listed in the Summary Compensation Table below, (iii) all executive officers and directors as a group and (iv) each person known by the Company to be the beneficial owner of 5% or more of Lamaur's outstanding Common Stock. The percentage owned is calculated based upon 7,332,571 shares of Common Stock outstanding as of August 31, 1999. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to applicable community property laws.

                                                                             Amount and
                                                                             Nature of
                                                                             Beneficial        Percentage
Name of Beneficial Owner                                                     Ownership            Owned
------------------------                                                 ------------------  -----------------
Don G. Hoff (1)                                                                  2,044,725              27.9%
      One Lovell Avenue, Mill Valley, CA 94941

Perry D. Hoff (2)                                                                1,846,485              25.2%
      East 5058 Grapeview Loop, Allyn WA 98524

Intertec Holdings, L.P. (3)                                                      1,810,425              24.7%
      East 5058 Grapeview Loop, Allyn WA 98524

DowBrands Inc. (4)                                                               1,163,910              13.7%
      9550 Zionsville Road, Indianapolis, IN 46268

Parsow Partnership, Ltd. (5)                                                       543,200               7.4%
      P.O. Box 0449, Elkhorn, NE 68022

Futurtec, L.P. (6)                                                                 419,842               5.7%
      111 Great Neck Road, Suite 301, Great Neck, NY 11021

Dominic J. LaRosa (7)                                                              356,733               4.9%

Harold M. Copperman                                                                252,795               3.4%

John D. Hellmann                                                                   109,450               1.5%

Ronald P. Williams                                                                 105,470               1.4%

Joseph F. Stiley, III                                                               89,900               1.2%

Michael G. Piff                                                                     76,077               1.0%

Michele L. Redmon                                                                    5,007                 *

All executive officers and directors of the Company as a group (8)
      (8 persons)                                                                2,665,202              36.3%

_____________________

*    Represents less than one percent (1%)

(1) Mr. Hoff passed away on July 18, 1999. [All shares listed are held by his estate pending settlement thereof.] Includes 1,810,425 shares held by Intertec Holdings, L.P. See footnote 3. Mr. Hoff was the father of Perry
     D. Hoff.

(2) Includes 36,060 shares held directly by Mr. Perry Hoff. Includes 1,810,425 shares held by Intertec Holdings, L.P. See footnote 3. Mr. Perry Hoff is the son of the late Don G. Hoff. See footnote 1.

(3) 1,810,425 shares are by Intertec Holdings, L.P., an investment partnership whose general partner is Intertec Holdings, Inc., a corporation of which the late Don G. Hoff was a director, Perry D. Hoff is president and a director and other members of the Hoffs' immediate family are the remaining officers and directors and whose sole limited partner is Intertec Ltd., a limited partnership in which the estate of Don G. Hoff, together with his widow, hold a 25% limited partner interest, Perry D. Hoff holds a 25% limited partner interest and members of the Hoffs' immediate family own the remainder of limited partnership interest, and whose general partner is a corporation of which the late Don G. Hoff was a director, Perry D. Hoff is an officer and a director and other members of the Hoffs' immediate family are the remaining officers and directors.

(4) Consists of 1,163,910 shares that may be acquired upon the conversion of Series A and Series B Convertible Preferred Stock. DowBrands Inc. owns 100% of the outstanding Series A and Series B Preferred Stock.

(5) Includes 130,000 shares held by Elkhorn Partners Limited Partnership, an affiliate of Parsow Partnership, Ltd., as to which Parsow Partnership, Ltd. disclaims beneficial ownership.

(6) Futurtec Capital Corp., the general partner of Futurtec, L.P., exercises sole voting and investment power over the shares held by Futurtec, L.P. Ido Klear is the sole stockholder of Futurtec Capital Corp.

(7) Includes 20,000 shares held by members of Mr. LaRosa's immediate family, as to which Mr. LaRosa disclaims beneficial ownership.

(8)  Does not include shares owned directly by the late Don Hoff.

                        DIRECTORS AND EXECUTIVE OFFICERS

Directors

     Set forth below for all directors are the names, ages and positions with Lamaur. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified or until resignation or removal.

Name of Director                    Age    Position(s)
---------------                     ---    -----------

Joseph F. Stiley, III/2,5/           60    Chairman of the Board and Acting
                                           Chief Executive Officer
Harold M. Copperman/1,4,6/           65    Director
Perry D. Hoff/3/                     40    Director

_______________

1  Chairman of the Audit Committee.
2  Member of the Audit Committee.
3  Chairman of the Nominating Committee.
4  Member of the Nominating Committee.
5  Chairman of the Compensation Committee.
6  Member of the Compensation Committee.

     Joseph F. Stiley, III has been the Acting Chief Executive Officer of Lamaur since August 1999 and a Director since March 1994. From 1993 to 1994, Mr. Stiley was Vice President of Lamaur, responsible for research and development. From December 1987 to 1993, Mr. Stiley was a consultant to high technology companies, including Intertec Ltd. Mr. Stiley has consulted to the governments of Canada and France, European and domestic corporations, and has participated in the development of international standards for communications.

     Harold M. Copperman has been a Director of Lamaur since September 1995.
Mr. Copperman is Vice Chairman of Impulse Telecommunications Corporation ("ITC"), a position he has held since 1990. ITC provides strategic management and engineering consulting resources to enterprises and investors. Mr. Copperman has held chief executive officer and other senior management, business development and marketing positions with large multi-national organizations and entrepreneurial start-up ventures.

     Perry D. Hoff has been a Director of Lamaur since April 1993. He has been the President and a Director of Intertec Holdings, Inc., since 1990, and a Director and Vice President of Operations of Innovative Capital Management, Inc., a private investment company affiliated with Intertec Holdings, L.P., a major stockholder of Lamaur, since 1980. Perry D. Hoff is the son of the late Don G. Hoff.

     Meetings of the Board of Directors. The board of directors held a total of sixteen meetings during the year ended December 31, 1998. The audit committee held one meeting and the compensation committee held three meetings during the year ended December 31, 1998. Each director attended at least 75% of board and, where applicable, committee meetings held in 1998.

     The audit committee, established in April 1993, consisted of Messrs. Eppner (Chairman), Dean and Copperman until the resignation of Messrs. Eppner and Dean on July 27, 1998. On August 11, 1998, the board elected to change the composition of the audit committee. Currently, Messrs. Copperman (Chairman) and Stiley serve on the audit committee. The functions of the audit committee are to recommend annually to the board of directors the appointment of Lamaur's independent public accountants, review the scope of their annual audit and other services the accountants are asked to perform, review their report on Lamaur's financial statements following the audit, review Lamaur's accounting and financial policies and review management's procedures and policies with respect to Lamaur's internal accounting controls.

     The compensation committee, also established in April 1993, currently consists of Messrs. Stiley (Chairman) and Copperman. Mr. Dean was also a member until his resignation. The functions of the compensation committee are to review and approve salaries, benefits and bonuses for all executive officers, and to review and recommend to the board matters relating to employee compensation and employee benefit plans. The compensation committee also administers Lamaur's stock option plans.

     The nominating committee, established in February 1997, currently consists of Messrs. Perry Hoff (Chairman) and Copperman. Mr. Dean was also a member until his resignation. The purpose of the nominating committee is to develop criteria for nominating new members of the board and to identify potential candidates for such nomination. The nominating committee will consider stockholder recommendations for new directors with the potential nominee's consent. However, the final determination of whether a candidate will be nominated to become a member of the board is reserved for the nominating committee. Any suggestions may be submitted in writing, attention "Nominating Committee of the Board of Directors," at Lamaur's headquarters.

Certain Relationships and Related Transactions

     Cancellation of Options and Stock Grants.  In January 1999, Lamaur issued
     ----------------------------------------
1,369,800 shares of its common stock to certain employees and directors. The stock grants were made in conjunction with the cancellation of outstanding options held by employees and directors. These shares have vesting schedules ranging from two years to two and one-half years. Lamaur recorded compensation expense of approximately $168,000 in connection with these stock grants. Lamaur has the right under certain conditions to repurchase unvested shares at the market price at the date of grant. 1,129,800 of the shares were issued pursuant to Lamaur's 1997 stock plan. Management and the board of directors believed it was essential to offer such package in order to retain employees and preserve the value of the enterprise while Lamaur evaluated and pursued alternatives.

     License Agreement.  In May 1993, Lamaur acquired from Intertec Ltd., a
     -----------------
Delaware limited partnership, for a 30-year period, the exclusive worldwide rights to use all technology owned by Intertec Ltd. relating to cosmetic hair care applications. The 30-year exclusive license agreement gives Lamaur the right to develop, manufacture and sell products for cosmetic hair care applications based on the technology. Intertec Ltd., which is entirely owned by the estate of Mr. Don Hoff and members of his immediate family, is the sole limited partner in Intertec Holdings, L.P., Lamaur's principal shareholder. The license is non-assignable, but Lamaur may sublicense the rights granted to it provided the sublicense includes certain protective provisions. Lamaur issued, as consideration for the grant of the license, a promissory note in the principal amount of $1.0 million, and agreed to pay a royalty as described below. A note for the license fee was payable in four equal installments of $250,000. The first installment was made in May 1997. The balance of the note plus accrued interest of $126,645 was paid in March 1998. Lamaur has also agreed to pay certain legal expenses incurred by Intertec Ltd. in connection with preparing and prosecuting a patent application covering the technology. Lamaur paid $777 of this expense in 1998.

     Lamaur will pay a royalty to Intertec Ltd. equal to 1% of Lamaur's proceeds from any direct sales made by Lamaur of products, instruments or components using or derived from the technology, plus 1% of the "revenue base" of Lamaur's sub-licensees. The "revenue base" is the proceeds received by the sub-licensees for their sales of products using the technology. This royalty declines in steps as the revenue base increases, ultimately declining to 0.4% when cumulative sales from all products using the technology reach $10.0 billion. Lamaur has no sub-licenses as of the date of this Proxy Statement, and Lamaur may not enter into any sub-license on favorable terms. Upon expiration in 2012 of the patent held by Intertec Ltd., Lamaur will be unable to deny competitors access to the underlying technology.

     The terms of the license were not established by arm's length negotiations or independent appraisal.

     Common Stock Purchase Agreement.  In March 1996, Lamaur and Intertec
     -------------------------------
Holdings, L.P. entered into a stock purchase agreement pursuant to which Intertec Holdings, L.P. agreed to purchase from Lamaur, shares of common stock at $8.00 per share. Intertec Holdings, L.P. was required to purchase an aggregate of 146,107 shares. Intertec Holdings, L.P. was obligated, subject to there being no event of default under Lamaur's loan agreements and certain other customary conditions, to purchase and pay for the shares in four equal installments commencing on May 29, 1997. The deferred purchase price under the stock purchase agreement accrued interest from and after the closing of Lamaur's initial public offering on May 22, 1996 at 5.5% per annum, payable with each installment.

     On May 29, 1997, Intertec Holdings, L.P. was issued 36,526 shares of Lamaur's common stock in the first installment. On May 29, 1997, Lamaur made the first scheduled payment to Intertec Holdings, L.P. on the Note.

     Intertec Holdings, L.P. had the option to accelerate one or more purchases under the stock purchase agreement on 30 days prior notice to Lamaur. Lamaur had the option, at any time or from time to time, to terminate Intertec Holdings, L.P.'s purchase rights with respect to one or more of the installments, on 10 days prior notice to Intertec Holdings, L.P. On February 16, 1998, Intertec Holdings, L.P. elected to accelerate all purchases under the stock purchase agreement, and on March 18, 1998 Intertec Holdings L.P. was issued 109,581 shares of Lamaur's common stock and the balance of the Intertec Note was cancelled.

     Facilities and Equipment.  Pursuant to a lease dated October 1, 1996,
     ------------------------
Lamaur subleased office space (6,008 square feet) in Mill Valley, CA, together with most of the furniture and office equipment at that location, from Intertec, a division of Innovative Capital Management Inc. ("Intertec"), an affiliate of Messrs. Don Hoff and Perry Hoff, directors of Lamaur. The original term of the sublease was 36 months, expiring in September 1999. The office space was leased for monthly rental of $9,012 and the furniture and office equipment were leased for monthly rental of $1,774. Under the terms of the sublease, Lamaur is responsible for property taxes, insurance and maintenance.

     On December 4, 1997, Lamaur notified Intertec that it would like to terminate the sublease with respect to 1,784 square feet of the space, and as of March 31, 1998 the sublease was amended to terminate the sublease of that space and to provide that Lamaur shall have no further obligations to Intertec with respect to the terminated space. Intertec agreed to relieve Lamaur of this obligation without any consideration to Intertec. The new monthly rent was $6,336. Furthermore, on June 1, 1998, the sublease was terminated and Lamaur leased the office space on a month-to-month basis for a monthly rental of $3,600. In February 1998, payment of the rent applicable to the furniture and equipment was deferred until 1999.

     Total payments to Intertec in 1998 were $64,032, comprised of $57,708 in building rent, $1,774 in equipment rent, and $4,550 in taxes. Based upon research conducted by Lamaur, the Intertec lease payments are 25% to 50% below market rates. Intertec uses a small office and has provided and received office services from time to time.

     Travel Agent Services.  Lamaur used as a travel agent Diana Weeck, who is
     ---------------------
the sister of the late Mr. Don Hoff. In addition to standard commissions, Lamaur paid fees to Mrs. Weeck of $4,885 during 1998. Management believes the fees charged by Mrs. Weeck are consistent with the charges normally charged in the industry, and that her services resulted in significant cost savings to Lamaur. Lamaur no longer uses the services of Mrs. Weeck.

     Manufacturing Agreement with DowBrands.  In connection with the acquisition
     --------------------------------------
by Lamaur of the Personal Care Division of DowBrands in November 1995, Lamaur and DowBrands entered into a two-year agreement (with two additional one-year extensions at DowBrands' election) pursuant to which Lamaur continued to serve as DowBrands sole supplier of certain household cleaning products, subject to Lamaur maintaining competitive pricing and delivery schedules. Pursuant to the agreement, DowBrands agreed to accept $3.0 million of credits to be applied towards purchases of finished products in eight equal quarterly installments of $375,000 commencing February 1996. On November 15, 1997, the manufacturing agreement expired without extension by Dow. There were no sales to DowBrands during 1998.

     LaRosa Severance.  The employment of Dominic LaRosa, Lamaur's former
     ----------------
President and CEO -- Lamaur Division, terminated on April 15, 1999. Mr. LaRosa has asserted a claim for severance payments pursuant to the severance agreement described under the caption "Compensation of Directors and Executive Officers - Employment Contracts and Termination of Employment and Change of Control Arrangements - Employee Severance Arrangements." Lamaur believes that it is not required to pay Mr. LaRosa any additional amounts.

     Redmon Severance.  The employment of Michele Redmon, Lamaur's former Vice
     ----------------
President, Marketing, Retail Group of Lamaur Division, terminated on October 2, 1998. Lamaur paid an aggregate of $64,600 to Ms. Redmon between October 2, 1998 and March 31, 1999 for consulting services. Lamaur also made standard payments for Ms. Redmon's medical, dental and life insurance premiums through March 31, 1999.

Litigation

     On November 2, 1998, a class action and derivative lawsuit was filed by Parsow Partnership Ltd. and Elkhorn Partners, on behalf of themselves, Lamaur, and a putative class of Lamaur stockholders, in the Delaware Court of Chancery in and for New Castle County alleging that Lamaur's board of directors breached their fiduciary duties to Lamaur and failed to disclose certain information in Lamaur's Proxy Statement for its stockholder meeting held in November 1998. Plaintiffs seek injunctive relief, damages, a recission of all actions approved at the November 2, 1998 Annual Meeting and a revised Proxy Statement. Lamaur believes the lawsuit is without merit and is defending the action in the best interest of the stockholders. Minimal discovery has been conducted by the plaintiffs, including initial document demands to Lamaur and to the other defendants. No significant dates have been set in the litigation. Lamaur recently engaged in preliminary settlement discussions with the plaintiffs.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires Lamaur's executive officers and directors and persons who own more than ten percent of a registered class of Lamaur's equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission. Such officers, directors and ten percent stockholders are also required by SEC rules to furnish Lamaur with copies of all Section 16(a) reports they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that Forms 5 have been filed for such persons as required, Lamaur believes that, during the year ended December 31, 1998, all reporting persons complied with Section 16(a) filing requirements applicable to them, except as follows: One transaction was reported late for each of Messrs. Copperman, Stiley and Don G. Hoff, and two transactions were reported late for Mr. Perry Hoff.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

     The following table sets forth, for the three years ended December 31, 1998, certain compensation information with respect to Lamaur's Chief Executive Officer and each of the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers as of December 31, 1998 (collectively, the "Named Executive Officers"), based upon salary and bonus earned by such executive officers and individuals in 1998.

                          SUMMARY COMPENSATION TABLE

                                                                                                 Long-Term
                                                                                                Compensation
                                                     Annual Compensation                            Awards
                                  --------------------------------------------------------- --------------------
                                                                            Other Annual         Securities          All Other
                                                                            Compensation         Underlying         Compensation
Name and Principal Position        Year       Salary        Bonus (2)        (3)(4)(5)          Options (6)             (7)
---------------------------       ------   ------------ -------------- ------------------ -------------------- ----------------
Don G. Hoff                        1998    $  290,790              -     $     3,229                   -                  -
    Chairman and Chief             1997       278,253              -           3,229                   -                  -
    Executive Officer              1996       250,000     $  195,000           2,808                   -                  -

Dominic J. LaRosa                  1998       259,616         30,000           6,046                   -                  -
    President and CEO              1997       246,086              -          37,765             232,000                  -
    Lamaur Division                1996       200,000        145,000          33,191             100,000             50,000

Ronald P. Williams                 1998       160,966         20,000             945                   -                  -
    Executive Vice President       1997       151,005              -           2,105              69,800                  -
    Lamaur Division                1996       102,540         36,000          55,935              69,800             15,000

Michele L. Redmon (1)              1998       145,377              -             625                   -                  -
    Vice President, Marketing,     1997       138,111              -             153              39,800                  -
    Retail Group of Lamaur         1996       119,165         50,000           4,304              39,800             15,000
    Division

John D. Hellmann                   1998       129,808         20,000             261                   -                  -
    Vice President, Chief          1997       124,039              -             261              36,500                  -
    Financial Officer              1996       100,000         22,500             174              20,000             15,000

Michael G. Piff                    1998       125,848         10,000             278                   -                  -
    Vice President - Retail Sales  1997       105,585              -             114              14,400                  -
    Retail Group of Lamaur         1996        95,627         20,000              87              14,400                  -
    Division

_________________________

(1) Ms. Redmon's employment with Lamaur terminated effective October 2, 1998. See "Directors and Executive Officers - Certain Relationships and Related Transactions - Redmon Severance."

(2)  In 1998, represents bonuses earned but not paid.

(3) For 1998, includes (i) $2,958 for Mr. LaRosa for relocation expenses including $1,078 cash to assist in the payment of taxes and; (ii) $441 for Ms. Redmon for relocation expenses. Also includes imputed income in 1998 resulting from life insurance premiums in the amount of $3,229 for Mr. Hoff, $1,800 for Mr. LaRosa, $945 for Mr. Williams, $184 for Ms. Redmon, $261 for Mr. Hellmann and $278 for Mr. Piff and (iii) vehicle allowance of $1,288 paid to Mr. LaRosa.

(4) For 1997, includes (i) $36,415 of reimbursed expenses for Mr. LaRosa including $15,140 for rental of an apartment, and $12,806 cash to assist in the payment of taxes due on the amount of such reimbursed expenses (ii) $1,500 for Mr. Williams for relocation expenses. Also includes imputed income in 1997 resulting from life insurance premiums in the amount of $3,229 for Mr. Hoff, $1,350 for Mr. LaRosa, $605 for Mr. Williams, $153 for Ms. Redmon, $261 for Mr. Hellmann and $114 for Mr. Piff.

(5) For 1996, includes (i) $31,700 for Mr. LaRosa for relocation expenses which includes $11,555 cash to assist in the payment of taxes, $55,589 for Mr. Williams which includes $17,543 cash to assist in the payment of taxes, and $4,161 for Ms. Redmon which includes $1,213 cash to assist in the payment of taxes; (ii) imputed income in 1996 resulting from life insurance premiums in the amount of $2,808 for Mr. Hoff, $864 for Mr. LaRosa, $346 for Mr. Williams, $143 for Ms. Redmon, $174 for Mr. Hellmann and $87 for Mr. Piff and (iii) vehicle allowance of $627 paid to Mr. LaRosa in 1996.

(6) Represents stock options granted in the years shown with exercise prices equal to or not less than fair market value on the date of grant. No SARs were granted in such years. For 1997, includes options granted with the cancellation of a similar number of options in connection with the Company's repricing program. Options repriced for Messrs. Hoff, LaRosa, Williams, Ms. Redmon and Messrs. Hellmann and Piff were 0, 232,000, 69,800, 39,800, 36,500 and 14,400, respectively.

(7)  Represents non-cash credits that can be used to exercise options.



                       OPTION GRANTS IN LAST FISCAL YEAR

     No stock options were granted to any of the Named Executive Officers during 1998.

     In January 1999, Lamaur issued 1,369,800 shares of its common stock to certain employees and directors. The stock grants were made in conjunction with the cancellation of outstanding options held by employees and directors. These shares have vesting schedules ranging from two years to two and one-half years. Lamaur recorded compensation expense of approximately $168,000 in connection with these stock grants. Lamaur has the right under certain conditions to repurchase unvested shares at the market price at the date of grant. 1,129,800 of the shares were issued pursuant to Lamaur's 1997 stock plan. Management and the board of directors believed it was essential to offer such package in order to retain employees and preserve the value of the enterprise while Lamaur evaluated and pursued alternatives.

                   AGGREGATE OPTION EXERCISES IN LAST FISCAL
                    YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information regarding options to purchase shares of Lamaur common stock that were held by the Named Executive Officers during 1998. No such options were exercised during 1998.

                                                                                  Value of Unexercised
                                       Shares Underlying Unexercised            In-the-Money Options at
                                       Options at December 31, 1998                December 31, 1998
                                      -------------------------------      ----------------------------------
Name                                  Exercisable      Unexercisable       Exercisable          Unexercisable
--------------------------------      -------------------------------      ----------------------------------
Don G. Hoff/(1)/                        234,300                --               $0                    $0

Dominic J. LaRosa/(1)/                  199,000            33,000                0                     0

John D. Hellmann/(1)/                    62,900             6,600                0                     0

Ronald P. Williams/(1)/                  48,350            21,450                0                     0

Michele L. Redmon                        28,250            11,550                0                     0

Michael G. Piff/(1)/                      9,648             4,752                0                     0

___________________________

/(1)/ In January 1999, options were canceled in conjunction with the grant of 759,300 shares of common stock at the then fair market value. See "Certain Transactions."

Compensation of Directors


       During 1998, Lamaur's non-employee directors were paid $1,000 per quarter (plus reasonable out-of-pocket expenses), plus $500 per day for each meeting beyond the four regularly scheduled meetings. The directors held seven telephonic board meetings during 1998 in addition to nine in-person meetings. The directors received no additional compensation for attendance at these meetings. In addition, non-employee directors are entitled to receive options to purchase shares of common stock under Lamaur's Stock Option Plan for Non-Employee Directors and Advisory Board Members.

       In April 1998, Mr. Copperman and Mr. Dean each received an option to purchase 20,000 shares of Lamaur common stock, and Mr. Stiley and Mr. Eppner each received an option to purchase 5,000 shares of Lamaur common stock. All of these options had an exercise price of $2.56.

Non-Cash Credits

       Prior to 1998 Lamaur granted non-cash credits to its executive officers and other employees and consultants which can be used by the recipient to exercise stock options. As of December 31, 1998 non-cash credits held by Messrs. Hoff, LaRosa, Williams, Ms. Redmon and Messrs. Hellmann and Piff were as follows: $355,000, $102,750, $31,275, $28,875, $21,563 and $0, respectively. As of December 31, 1998 total non-cash credits outstanding were $692,213.

Compensation Committee Interlocks and Insider Participation

       The Compensation Committee of the board currently consists of Joseph F. Stiley, III (Chairman) and Harold M. Copperman. None of these individuals were at any time during 1998, or at any other time, an officer or employee of Lamaur, except that Mr. Stiley assumed the role of Acting Chief Executive Officer upon the death of Mr. Don Hoff in July 1999. No executive officer of Lamaur serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the board or the compensation committee of Lamaur.

Compensation Committee Report

     The following is the report of the compensation committee of the Board describing compensation policies and rationales applicable to Lamaur's executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 1998. The information contained in the performance graphs shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act of 1934, except to the extent that Lamaur specifically incorporates it by reference into such filing.

     Compensation Philosophy.  The philosophy of Lamaur's compensation committee
     -----------------------
regarding executive compensation is to attract and retain highly talented executives and to motivate them to high levels of performance, recognizing the different impact that various executives have on the achievement of corporate goals. To achieve these objectives Lamaur pays executives on a total compensation approach that includes varying combinations of base salary, annual bonus (dependent on corporate and individual performance), and stock options. After evaluating management's performance, the compensation committee approves compensation and pay levels. Stock option grants to executive officers are approved by the compensation committee.

          Base Salary. Salaries for executive officers are reviewed annually, and are adjusted based upon performance contribution, management recommendation and market conditions.

          Bonus. The compensation committee determines the level of bonus compensation for the entire corporate bonus program based upon corporate and senior management performance, which are judged based on corporate earnings. Bonuses within that pool are then allocated.

          Stock. Lamaur believes that stock options granted to key employees, including executive officers, provide such persons with compensation based on Lamaur's overall performance as reflected by the stock price, create a valuable retention device through three-year vesting schedules and help align employees' and stockholders' interests. Stock options are typically granted at the time of hire, at the time of promotion or at the time of achievement of a significant corporate objective. Individual stock option award levels are determined primarily by a matrix that allocates the available shares based on position within Lamaur, with discretionary adjustments based on subjective performance factors.

     Compensation of Chief Executive Officer.  The compensation of Don G. Hoff
     ---------------------------------------
in 1998 was approved by the compensation committee. The compensation committee determined the Chief Executive Officer's compensation after considering the same factors used to determine the compensation of other executive officers.

     Cancellation of Options and Stock Grants.  In January 1999, Lamaur issued
     ----------------------------------------
1,369,800 shares of its common stock to certain employees and directors. The stock grants were made in conjunction with the cancellation of outstanding options held by employees and directors. These shares have vesting schedules ranging from two years to two and one-half years. Lamaur recorded compensation expense of approximately $168,000 in connection with these stock grants. Lamaur has the right under certain conditions to repurchase unvested shares at the market price at the date of grant. 1,129,800 of the shares were issued pursuant to Lamaur's 1997 Stock Plan. Management and the board of directors believed it was essential to offer such package in order to retain employees and preserve the value of the enterprise while Lamaur evaluated and pursued alternatives.

     Summary.  It is the opinion of the compensation committee that the
     -------
executive compensation policies and programs in effect for Lamaur's executive officers provide an appropriate level of total remuneration that properly aligns Lamaur's performance and interests of Lamaur's stockholders with competitive and equitable executive compensation in a balanced and reasonable manner.

     The following table sets forth information with respect to the repricing of those options held by executive officers of Lamaur at the time of the repricing:

                           TEN-YEAR OPTION REPRICING

                                                                                                  Length of
                                                                                               Original Option
                                             Number of     Market                                Term in Years
                                            Securities    price of     Exercise                 Remaining at
                                            Underlying    Stock at     Price at      New          Date of
                               Date of        Options     Time of      Time of     Exercise     Repricing or
Name and Principal Position   Repricing      Repriced    Repricing    Repricing     Price        Amendment
---------------------------  ----------    -----------  -----------  -----------  ----------  -----------------
Dominic J. LaRosa             11/5/97        132,000        $2.25       $3.03        $2.25          5.2
   President and CEO          11/5/97        100,000        $2.25       $4.25        $2.25          8.8
   of Lamaur Division

William M. Boswell (1)        11/5/97         39,600        $2.25       $4.25        $2.25          8.8
   Vice President, Sales-     11/5/97         20,000        $2.25       $4.25        $2.25          8.8
   Retail Group of Lamaur     8/28/96         39,600        $4.25       $6.06        $4.25         9.13
   Division

Richard T. Loda (2)           8/28/96         25,000        $4.25       $6.06        $4.25         9.54
   Vice President, Science
   and Technology

Michele L. Redmon (1)         11/5/97         19,800        $2.25       $4.25        $2.25          8.8
   Vice President,            11/5/97         20,000        $2.25       $4.25        $2.25          8.8
   Marketing - Retail         8/28/96         19,800        $4.25       $6.06        $4.25         9.13
   Group of Lamaur
   Division

Ronald P. Williams            11/5/97         19,800        $2.25       $4.25        $2.25          8.8
   Executive Vice             11/5/97         20,000        $2.25       $4.25        $2.25          8.8
   President - Lamaur         11/5/97         30,000        $2.25       $4.00        $2.25          9.1
   Division                   8/28/96         19,800        $4.26       $6.06        $4.25         9.13

John D. Hellmann              11/5/97         16,500        $2.25       $3.03        $2.25          5.2
   Vice President, Chief      11/5/97         20,000        $2.25       $4.25        $2.25          8.8
   Financial Officer

Donald E. Porter              11/5/97         20,000        $2.25       $4.25        $2.25          8.8
   Vice President,
   Corporate Development

Michael G. Piff               11/5/97          8,000        $2.25       $4.00        $2.25          9.1
   Vice President, Sales -    11/5/97          1,400        $2.25       $4.25        $2.25         5.25
   Retail Group, Lamaur       11/5/97          5,000        $2.25       $4.25        $2.25         5.25
   Division

Jay T. Olson                  11/5/97          9,900        $2.25       $4.25        $2.25          8.8
   Vice President, Finance    11/5/97         15,000        $2.25       $4.25        $2.25          8.8
   Lamaur Division            11/5/97         10,000        $2.25       $4.25        $2.25          9.1

John A. Anzur (2)             11/5/97         50,000        $2.25       $4.25        $2.25          8.8
   Vice President,            11/5/97         20,000        $2.25       $4.25        $2.25          8.8
   General Counsel

                                                                                                  Length of
                                                                                               Original Option
                                             Number of     Market                                Term in Years
                                            Securities    price of     Exercise                 Remaining at
                                            Underlying    Stock at     Price at      New          Date of
                               Date of        Options      Time of      Time of    Exercise      Repricing or
Name and Principal Position   Repricing      Repriced    Repricing    Repricing     Price        Amendment
---------------------------  ----------    -----------  -----------  -----------  ----------  -----------------
John G. Hewson (1)
   Vice President, Business   8/28/96         13,200        $4.25       $6.06        $4.25         9.17
   Development Planning
   and Administration -
   Lamaur Division

Patrick T. Parenty(1)         8/28/96         13,200        $4.25       $6.06        $4.25         9.17
   Vice President, Sales -
   Lamaur Salon Division

______________
(1)  Such executive officer is no longer employed at Lamaur.

(2) Such executive officers are no longer employed at Lamaur and these options expired without being exercised.


                                             COMPENSATION COMMITTEE
                                             Harold M. Copperman
                                             Joseph F. Stiley, III

                            STOCK PERFORMANCE GRAPH

     In accordance with Exchange Act regulations, the following performance graph compares the cumulative total stockholder return on Lamaur's common stock to the cumulative total return on the Nasdaq Stock Market and a selected group of peer issuers over the same period. The peer issuers consist of DEP Corporation, BeautiControl Cosmetics, Inc., DEL Laboratories, Inc., and The Stephan Co. DEP Corporation was acquired in 1998 and is not included in the data for the year ended December 31, 1998. The graph assumes that the value of the investment in Lamaur's common stock and each index was $100 on May 23, 1996 (the date of Lamaur's initial public offering) and that all dividends were reinvested. The information contained in the performance graphs shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that Lamaur specifically incorporates it by reference into such filing.

                                    [GRAPH]

                          THE LAMAUR CORPORATION            NASDAQ            PEER GROUP
                      --------------------------------  ---------------    -------------------
05/1996                         $100.00                     $100.00             $100.00
12/1996                         $ 51.56                     $103.75             $125.77
12/1997                         $ 18.75                     $127.34             $154.41
12/1998                         $  0.78                     $179.01             $126.20

Consulting Fees to Joseph F. Stiley, III and Harold M. Copperman

     During 1998, Messrs. Copperman and Stiley performed consulting services for Lamaur and were paid $25,101 and $9,867, respectively. These fees were in addition to the fees paid to these individuals as directors.

Employment Contracts and Termination of Employment and Change of Control Arrangements

     Hoff Employment Agreement

     In November 1995 the board of directors approved an employment agreement with Don G. Hoff, Lamaur's former Chairman and Chief Executive Officer, originally entered into as of June 1, 1994, and modified as of November 6, 1995, and which took effect immediately following the closing of Lamaur's acquisition of the Personal Care Division of DowBrands on November 16, 1995. The agreement expired on December 31, 1998.

     See "Directors and Executive Officers - Certain Relationships and Related Transactions - Redmon Severance" for a description of severance payments made to Michele Redmon.

     Employee Severance Agreements

     On May 6, 1997, the board of directors and the compensation committee approved employee severance agreements with ten officers of Lamaur.

     The severance agreements are intended to provide certain key employees with certain protection from events that could occur in connection with certain changes of control of Lamaur. In the event of an Involuntary Termination (as defined in the severance agreements) of the employee within 24 months of such Change of Control (as defined in the severance agreements), then as of the date of such Involuntary Termination:

     (i) Lamaur shall pay in cash on the date of the Involuntary Termination one and one-half times the employee's most recent annual full-time base compensation in effect prior to the Change of Control;

     (ii) Lamaur shall provide medical, dental and basic life insurance no less favorable than such insurance that was in effect for the employee and his or her dependents during his or her most recent full time period of employment prior to the Change of Control for a period equal to the shorter of 18 months from the end of the month in which the Involuntary Termination occurs or the date the employee becomes covered under another insurance plan as a result of obtaining new employment;

     (iii) Lamaur shall pay in cash to the employee an amount equal to 25% of the employee's most recent annual full-time base compensation in effect prior to such Change of Control provided that such employee's principal place of residence at any time within 24 months from the Involuntary Termination changes from the employee's principal place of residence immediately prior to the Involuntary Termination and provided further that the payment under this paragraph of the Agreement shall be reduced by the amount of any moving expenses paid by a new employer of employee;

     (iv) at the option of the employee within six months from the Involuntary Termination, the Employee may borrow from Lamaur the principal sum equal to one and one-half times the employee's most recent annual full-time base compensation in effect immediately prior to such Change of Control at the lowest rate of interest permitted by the Internal Revenue Service to avoid the imputation of income.

                                PROPOSAL NO. 1
                  APPROVAL OF SALE OF MANUFACTURING FACILITY

Description of Transaction
--------------------------

     Lamaur entered into a Purchase and Sale Agreement and Asset Purchase Agreement (together, the "Sale Agreements") with Tiro Industries, Inc. on September 28, 1999, subject to stockholder approval. On the effective date of the sale of assets (the "Closing Date") Lamaur will sell and Tiro will acquire Lamaur's manufacturing facility at 5601 East River Road, Fridley, Minnesota, including real and personal property, for $13,250,000 in cash. After the Closing Date, Lamaur will continue its sales and marketing operations in a portion of the facility at 5601 East River Road as a tenant of Tiro for a term of two years pursuant to a lease agreement entered into simultaneously with the Sale Agreements. Lamaur will retain ownership of personal property necessary for sales and marketing operations. Tiro will manufacture products for Lamaur at a discounted price for three years after the Closing Date pursuant to a Manufacturing Agreement entered into simultaneously with the Sale Agreements.

  Sale Agreements

     Assets and Consideration. Under the Purchase and Sale Agreement Lamaur will sell approximately 27 acres of land in Fridley, Minnesota, and the approximately 475,000 square foot office, manufacturing and warehouse building on that land for $8,450,000. Under the Asset Purchase Agreement Lamaur will sell its fixtures, furniture and equipment associated with aerosol research and development, package engineering, and manufacturing; capital leases; and a royalty free license to use and develop Lamaur's contract manufacturing formulas and aerosol technology all for $4,800,000 in cash plus the assumption of approximately $745,000 in debt related to the capital leases. Under the Asset Purchase Agreement, Tiro will pay Lamaur a limited monthly license fee of $7,000 for twenty-four months for a royalty-free license to use Lamaur's contract manufacturing formulas and aerosol technology. This license shall become perpetual and irrevocable upon the final license payment.

     Excluded Assets. The Sale Agreements specifically exclude personal property which Lamaur will retain for its continuing sales and marketing operations, including computer equipment; office furniture, equipment and artwork; display materials; molds, tools and dies; and raw material, work in process, and finished goods inventories. Lamaur will also retain ownership of its books, intangible property and accounts receivable.

     Closing Date and Contingencies. The Closing Date is to be five days after the "Approval Date," which the Purchase and Sale Agreement defines as the later of the dates on which the following three conditions are satisfied:

     . Tiro must approve environmental assessments of the real property or a plan to remediate any unacceptable environmental conditions disclosed by the environmental assessments;

     .    the stockholders of Lamaur must approve the sale of assets; and

     . Tiro must obtain all governmental permits and approvals required to operate the manufacturing facility.

If these conditions are not satisfied on or before November 30, 1999, Tiro may terminate the Sale Agreements, provided the date for satisfaction of the conditions will be extended to February 21, 2000, if Tiro requires additional time to obtain the governmental permits and approvals. The Closing Date is to be the same for both Sale Agreements and the closing under each Sale Agreement is contingent upon closing under the other.

     Environmental Contingency. The Purchase and Sale Agreement provides Tiro the right to perform Phase I and Phase II Environmental Assessments of the real property. If the Environmental Assessments do not disclose any contamination on the property, the parties will proceed to close the sale pursuant to the Sale Agreements. If the Environmental Assessments disclose contamination on the real property in excess of Minnesota Pollution Control Agency ("MPCA") standards, Lamaur will enroll the property in the MPCA Voluntary Investigation and Cleanup program and undertake remediation of the property to the extent required to obtain assurances from the MPCA that Tiro will not become liable for any such contamination, subject to the following conditions:

     . If the remediation cannot be completed before the Closing Date, Lamaur will provide for completion of the remediation by depositing 110% of the estimated cost of remediation in an escrow account on the Closing Date.

     . If 110% of the estimated cost of remediation exceeds $1,000,000, Lamaur will have the option to (a) terminate the Sale Agreements, in which case Lamaur will return the $250,000 earnest money Tiro has paid to date and neither party will have any further obligation to the other, or (b) deposit 110% of the estimated cost of remediation and proceed with the closing.

If Lamaur is required to undertake remediation of environmental conditions, Lamaur is also required to enforce its indemnity from DowBrands under the November 15, 1995 Asset Purchase Agreement between DowBrands and Electronic Hair Styling, Inc., Lamaur's predecessor in interest, pursuant to which Lamaur acquired the real property. In that agreement, DowBrands agreed to indemnify Lamaur against any liability arising from environmental conditions existing as of the date Lamaur acquired the real property from DowBrands as follows:

     . If the liability arises from a misrepresentation by DowBrands of environmental conditions, DowBrands will indemnify Lamaur against liability in excess of $150,000.

     . If the liability arises from the environmental condition of the property but DowBrands did not misrepresent the environmental condition of the property, DowBrands will indemnify Lamaur against liability in excess of $1,000,000.

     Employees. The Sale Agreements assign responsibility for compliance with the Workers Adjustment and Retraining Notification Act ("WARN Act"), which requires 60 days notice of a plant closing or mass layoff. Lamaur provided its employees with the WARN Act notice on September 30, 1999. On that same date, Tiro extended offers of employment to the Lamaur employees it wants to hire and Lamaur made offers of continued employment to those employees Lamaur wants to retain. If the Closing Date occurs before the 60 day notice period expires, Lamaur will retain all current employees, provided Tiro will assume responsibility for payment of wages and benefits for all employees except those Lamaur will retain after the 60 day notice period expires.

     No Solicitation. Under the Sale Agreements Lamaur agreed that it will not, nor will it authorize or permit any of its officers, directors, employees or investment bankers, attorneys or other agents, or any of its subsidiaries to directly or indirectly, initiate or encourage any inquiries or the making of any proposals that constitute or could be expected to result in a proposal to acquire any of the assets that are the subject of the Sale Agreements or 20% or more of the outstanding capital stock of Lamaur, other than in a transaction in which the proposed acquiror intends to honor and perform the Sale Agreements. The board of directors of Lamaur may, however, take and disclose to its stockholders a position with respect to any unsolicited acquisition proposal if, in the judgment of the board of directors after receiving advice from outside counsel experienced in such matters, taking or disclosing such position is required by applicable law. If the board of directors receives an unsolicited offer that is superior to the terms of the Sale Agreements, the board of directors may recommend acceptance of that superior offer, in which event Tiro and Lamaur will each have the right to terminate the Sale Agreements. Upon any such termination Lamaur will be required to pay Tiro $500,000 as Tiro's sole remedy upon termination.

     Limitation of Liability. If Tiro defaults in its obligation to purchase under the Sale Agreements, Lamaur's sole remedy will be to retain $250,000 in earnest money paid by Tiro on or before execution of the Sale Agreements and receive an additional payment of $200,000 from Tiro.

  Manufacturing Agreement

     Lamaur and Tiro have entered into a Manufacturing Agreement in connection with the Sale Agreements under which Tiro will be the exclusive manufacturer of aerosol and non-aerosol hair-care and skin-care products for

Lamaur for a period of three years. During this period, Tiro will provide manufacturing services at a discounted rate, which discounts will total up to $500,000 per year for each of the three years. During the three-year term of the Manufacturing Agreement, Tiro will also produce any new product developed by Lamaur or by Lamaur and Tiro together, at fair-market prices.

  Lease Agreement

     Lamaur will retain possession of a portion of the building at 5601 East River Road, Fridley, Minnesota, pursuant to a Lease Agreement that will commence on the Closing Date. The term of the lease is two years, during which time Lamaur will pay rent in the annual gross amount of $81,480, payable in equal monthly installments of $6,790. During the two-year lease term, Tiro will be responsible for maintenance and repair of the premises occupied by Lamaur except to the extent Lamaur damages the premises. Under the Lease Agreement, Lamaur agrees to indemnify Tiro against any liability attributable to the use of the premises by Lamaur. Lamaur is required to and will maintain property insurance and liability insurance to protect Lamaur's interest in the property and cover Lamaur's indemnification obligations.

Requirements Regarding Approval By Stockholders
-----------------------------------------------

     Lamaur believes that the sale of its manufacturing facility potentially may be a sale of "substantially all assets" under Section 271 of the Delaware Corporation Law. Such transactions require the approval of a majority of Lamaur's stockholders and, under Lamaur's certificate of incorporation, approval of a majority of the preferred stock. However, under Delaware law, whether the sale constitutes a sale of substantially all assets depends upon certain facts and circumstances. Generally, a sale of substantially all assets does not occur unless (i) the value of the assets sold, or the contribution of such assets to profits and revenues is greater than 50% of the value of all assets, profits or revenues of a corporation, or (ii) the sale would change the nature of a corporation's business in a fundamental manner. The determination of whether a sale of substantially all assets has occurred is dependent upon the facts and circumstances at the time of the sale. Currently, Lamaur believes that the manufacturing facility does not constitute more than 50% of its assets or contribute more than 50% of profits or revenues. Further, Lamaur believes that its primary business is developing, marketing and selling consumer products, and that the sale will not alter this business. It has become common amongst the entities with whom Lamaur competes to subcontract the manufacturing of products as a means of lowering costs and/or capital requirements. For the foregoing reasons, the sale of the manufacturing facility may not constitute a sale of substantially all assets. However, for avoidance of doubt and in order to expedite the sale, the board of directors believes that it is in the interest of Lamaur's constituencies to obtain stockholder approval. If for any reason stockholder approval is not obtained, the board of directors will reconsider this matter and may proceed with the sale if it obtains an opinion from legal counsel that, based upon the facts and circumstances at the time, such sale does not constitute a sale of substantially all assets. The board of directors intends to maintain flexibility to conclude the sale if possible, as it believes it is vital to the interests of Lamaur, its creditors and stockholders.

     The holders of Lamaur's preferred stock have the right under Lamaur's certificate of incorporation to elect to treat any sale of substantially all assets as a liquidation. Assuming that the sale of the manufacturing facility is a sale of substantially all assets, Lamaur will seek the commitment of the preferred stockholders not to exercise this right. Further, it is unclear what the exercise of this right would mean in the context of the sale, as it is essential that Lamaur use the proceeds to pay creditors and finance operations, and no money is likely to be available for distribution to the preferred stockholders. Nevertheless, Lamaur is seeking a waiver from the preferred stockholders to clarify this matter.

Background of the Transaction
-----------------------------

     During 1997, Lamaur began to experience financial difficulty including declining sales and a substantial loss for the full year. In 1998, Lamaur reported an operating loss of $3.3 million for the year. To generate cash to pay creditors and to fund working capital, in July 1998 Lamaur sold certain assets to Zotos International, Inc. for net proceeds of $10.0 million. In May 1999, Lamaur negotiated a $20 million asset-based lending arrangement with Congress Financial Corporation. Approximately $13.8 million of the proceeds from the Congress loans were used to pay off the outstanding loans with the Company's former lender, Norwest Business Credit. Lamaur has continued to experience declining sales and for the six months ended June 30, 1999, net sales were $29.8 million, and Lamaur reported a net loss of $2.2 million.

     As of August 31, 1999, Lamaur had $742,000 in cash and a total of approximately $1.3 million available under its credit facility with Congress. In addition Lamaur had accounts receivable of approximately$7.9 million. At that date, Lamaur had borrowings from Congress of approximately $13.0 million and owed trade and other creditors a total of approximately $12.5 million. Revenues for July and August 1999 were approximately $6.5 million.

     Lamaur must generate cash to pay trade creditors. Further, to sustain operations and potentially return to profitability, Lamaur must reorganize its operations to reduce expenses. By selling the manufacturing facility, Lamaur will be able to transfer all its manufacturing employees and related expenses to the acquiror, while still having access to production through a contract with the acquiror.

     Lamaur has been seeking a purchaser for its manufacturing facility for over a year. Following lengthy discussions, on April 30, 1999 Lamaur entered into a letter agreement with Tiro summarizing the terms of a possible sale of the manufacturing facility and agreeing not to enter into discussions to sell the facility to others for a specified period. From April to September 1999 Tiro conducted due diligence and negotiations of various issues contained in the letter agreement. In August 1999 Tiro's counsel prepared and delivered draft agreements and the parties continued negotiations. On September 28, 1999 the parties concluded negotiations and executed the definitive agreements.

     Lamaur's board of directors and legal advisors negotiated a termination right in the event that a "Superior Offer" is received by Lamaur. The board of directors believes this will provide other potential acquirors the opportunity to make alternative offers. However, the board believes that such offers are highly unlikely and that the sale of the manufacturing facility to Tiro is in the best interests of Lamaur's creditors and stockholders.

     While the board of directors believes that the sale of the manufacturing facility to Tiro is in the best interest of Lamaur's creditors and stockholders, Lamaur's may not be able to continue operations following the transaction. Lamaur will also need to stabilize and improve sales and satisfy its other creditors.

Reasons for the Transaction
---------------------------

     Without the sale of the manufacturing facility, Lamaur will not be able to generate enough cash to continue existing operations, assuming Lamaur proceeds with its plan for the operation of the retail brands. The board believes that the sale will be in the best interest of creditors and stockholders as it will provide a means to satisfy creditor obligations and an opportunity to finance ongoing operations assuming Lamaur is able to generate sufficient capital to pursue such operations.

     Lamaur needs to remain in compliance with the covenants in its agreement with Congress, its principal lender and if it does not remain in compliance, all of Lamaur's obligations to Congress could be declared immediately due and payable. Further, it is possible that one or more of Lamaur's creditors whose accounts are beyond the 60 day terms negotiated between Lamaur and such creditors, could seek to force Lamaur into bankruptcy. Without the sale of the manufacturing facility, Lamaur would have little or no ability to work with Congress and its other creditors. Further, the sale of the manufacturing facility and the continuing of retail operations will position Lamaur to be able to obtain the highest value for its inventory and accounts receivable. Finally, the board has considered the possibility of operating the manufacturing facility as a contract manufacturer but does not believe, at present, that Lamaur is in a position to successfully undertake such operations. For all of the above reasons, the board recommends approval of the sale of the manufacturing facility.

Federal Income Tax Consequences
-------------------------------

     The following discussion is a description of certain material U.S. federal income tax consequences of the sale of the manufacturing facility. This discussion does not address all federal tax consequences that may result from the sale, but is a general and abbreviated summary, based on interpretations of existing sources of law. In addition, this discussion does not address any state, local, or foreign tax consequences, or any federal tax consequences other than those relating to the income tax. No assurances can be given that future legislation, regulations, administrative pronouncements or court decisions will not significantly change the law and materially affect the conclusions expressed herein. Lamaur has not obtained an opinion of tax counsel regarding the tax consequences of the sale. Lamaur is not requesting a ruling from the Internal Revenue Service regarding the tax consequences of the sale, and there is no assurance that the IRS will not adopt positions contrary to the consequences discussed below.

     The sale of the manufacturing facility should be treated for U.S. federal income tax purposes as a taxable sale by Lamaur to Tiro in exchange for the actual purchase price, including the sum of cash, any property received, and the value of any liabilities assumed by the purchaser. As a result, Lamaur would recognize gain (or loss) on the assets sold measured by the difference between Lamaur's tax basis in each asset and the portion of the sale proceeds allocable to that asset. In general, the sale proceeds should be allocable among the assets in proportion to the fair market value of the assets.

     Lamaur may utilize capital losses only to the extent of capital gains. To the extent that the assets constitute capital assets, Lamaur would generally recognize capital gain (or loss) on the sale, subject to the depreciation recapture rules of Section 1245 of the Internal Revenue Code of 1986, as amended (the "Code"). Under Section 1245 of the Code, a portion of the gain from the sale of certain capital assets (generally gain attributable to the sale of depreciable tangible personal property) may be treated as ordinary income. To the extent that the assets are subject to Section 1231 of the Code (generally depreciable property, other than inventory, held for more than one year and used in Lamaur's business) other than capital assets, special rules may apply. If Lamaur's Section 1231 gains for the taxable year exceed Lamaur's Section 1231 losses for the year, such gain and losses are treated as long-term capital gains and long-term capital losses (subject to depreciation recapture and a special rule that treats Lamaur's net Section 1231 gain for the year as ordinary income to the extent of Lamaur's unrecaptured net Section 1231 losses for the five preceding taxable years). If Lamaur's Section 1231 gains do not exceed its
Section 1231 losses for the year, such gains and losses are treated as ordinary income and losses. Lamaur would recognize ordinary income (or loss), subject to the provisions of Section 1231 of the Code. Section 1231 of the Code, in certain circumstances and subject to a number of restrictions, treats as capital gain certain gain that otherwise would be taxed as ordinary income. Lamaur may offset gain recognized on the sale of the assets by other losses, including net operating loss carryforwards that Lamaur currently has available. Lamaur anticipates that it currently has sufficient net operating loss carryforwards to offset any gains, capital or ordinary, that it would realize on the sale of the Assets.

     Because the sale does not involve an exchange of, or change in the terms of, the outstanding shares of Lamaur's common stock, and because the sale will not result in a liquidation of Lamaur, the sale should have no federal income consequences for Lamaur's stockholders. However, stockholders having specific questions regarding the tax consequences impact of the sale should consult their own tax advisors.

Accounting Treatment
--------------------

     The sale will be accounted for as a sale transaction and Lamaur will recognize as income or loss the difference between the book value of the assets sold and the purchase price.

Risk Factors

     In considering the proposal to approve the sale of the manufacturing facility, stockholders should consider the following, in addition to the other information in this Proxy Statement:

     The proceeds from the sale of the manufacturing facility may be insufficient to meet Lamaur's financial needs. We believe the reduction of expenses from transferring manufacturing to a third party and the generation of cash from the sale of the manufacturing facility present an opportunity for us to bring liabilities in line with ongoing operations. However, we may not be able to sustain operations following the sale. In particular, we must remain in compliance with the covenants in our credit facility with Congress, or Congress may demand all of the cash proceeds from the sale. We believe that we will be able to remain in compliance or negotiate waivers if we are not in compliance, but if we are not able to do so, it would be impossible to continue operations. Even if we remain in compliance with our credit facility, our ability to continue operations will depend on the results of future operations, particularly the next two quarters, the status of Lamaur's compliance with covenants in any future credit facility, and the liabilities of Lamaur at the time of the sale. Even if the sale is completed Lamaur may be forced into bankruptcy proceedings. However, management believes that the sale will permit Lamaur to continue its operations.

     The sale will not produce proceeds sufficient to allow a distribution to stockholders. Proceeds from the sale will be used exclusively to pay obligations to Congress and to other creditors and for working capital. The proceeds from the sale may not be sufficient to permit Lamaur to manage or satisfy its existing obligations. Lamaur may not be able to either operate the remaining assets or dispose of them in a manner which will lead to a distribution to the common stockholders or to improved financial performance.

     The sale may not enable Lamaur to continue operations. The sale may generate some cash to facilitate Lamaur's ability to finalize and carry out a reorganization around its retail brands. However, Lamaur may not determine to proceed with such a plan, may not have sufficient working capital to proceed with such a plan, or if implemented, that such a plan will be successful or result in profitable operations. The success of such a plan will be dependent, among other things, on the continued market acceptance of Lamaur's retail products, reduced operational expenses, sustained or increased sales and the availability of advertising and marketing resources.

     The sale may be a triggering event for severance payments. As disclosed under the caption "Compensation of Directors and Executive Officers Employment Contracts and Termination of Employment and Change of Control Arrangements Employee Severance Arrangements," certain employees and officers of Lamaur are entitled to severance benefits under severance agreements if they are terminated within 24 months of specified "change of control" events. Such events include stockholder approval of a sale of substantially all assets. Lamaur has not determined whether the sale of the manufacturing facility will trigger a change of control or whether any of the persons with such severance agreements will be terminated. Further, Lamaur believes that such severance agreements were not intended to cover transactions such as the sale and intends to preserve its rights to review and dispute the applicability of such provisions of the severance agreements to the sale, if appropriate. However, if such provisions of the severance agreements were applicable and assuming all of such persons were subsequently terminated, the aggregate payment for severance is estimated at approximately $1.3 million. Additional benefits are also payable.
Terminated employees, if any, who are parties to the severance agreements may assert claims for such amounts or Lamaur may determine that it is obligated to pay such amounts.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
              APPROVAL OF THE SALE OF THE MANUFACTURING FACILITY.

                                PROPOSAL NO. 2
                         AMENDMENT TO 1997 STOCK PLAN

     At the Annual Meeting, the stockholders are being asked to approve an amendment to Lamaur's 1997 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder by 1,000,000 shares.

     Management believes that the availability of additional options to purchase common stock is necessary to enable Lamaur to continue to provide its employees with equity ownership as an incentive to contribute to Lamaur's success. The proposed increase in the share reserve under the Stock Plan is necessitated by Lamaur's anticipated future growth and need to provide additional long-term performance incentives to current employees.

     As of August 31, 1999, 43,228 shares remained available for future option grants under the Stock Plan, a number that the board of directors has determined to be insufficient to meet Lamaur's anticipated needs. In order to provide an adequate reserve of shares to permit Lamaur to continue to provide long-term equity incentives both in the near-term and on an ongoing basis, the board of directors has amended the Stock Plan, subject to stockholder approval, to increase the number of shares authorized for issuance under the Stock Plan by 1,000,000 shares.

     The board of directors believes that Lamaur's stock option program is an important factor in attracting and retaining the high caliber employees and consultants essential to the success of Lamaur and in aligning their long-term interests with those of the stockholders. Because competition for highly qualified individuals in Lamaur's industry is intense, management believes that to successfully attract the best candidates, Lamaur must offer a competitive stock option program as an essential component of its compensation packages. The board of directors further believes that stock options serve an important role in motivating their holders to contribute to Lamaur's continued growth and profitability. The proposed amendment is intended to ensure that the Stock Plan will continue to have available a reasonable number of shares to meet these needs for the remainder of its term.

Summary of the 1997 Stock Plan

     General. The purpose of the Stock Plan is to attract and retain the best available personnel for positions of responsibility with Lamaur, to provide additional incentive to the employees, directors and consultants of Lamaur and to promote the success of Lamaur's business. Options granted under the Stock Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options. In addition, shares of Lamaur's common stock may be granted under the Stock Plan.

     Administration. The Stock Plan may generally be administered by the board of directors or a committee appointed by the board of directors (the "Administrator"). Subject to the other provisions of the Stock Plan, the board of directors has the authority to (i) interpret the Stock Plan and apply its provisions; (ii) prescribe, amend or rescind rules and regulations relating to the Stock Plan; (iii) select the persons to whom options are to be granted; (iv) determine the number of shares to be made subject to each option; (v) reduce the exercise price of any option to the then current fair market value; (vi) prescribe the terms and conditions of each option (including the exercise price, whether an option will be classified as an incentive stock option or a nonstatutory stock option and the provisions of the stock option agreement to be entered into between Lamaur and the grantee); (vii) amend any outstanding option subject to applicable legal and Stock Plan restrictions; (viii) authorize any person to execute, on behalf of Lamaur, any instrument required to effect the grant of an option; (ix) allow optionees to satisfy their tax withholding obligation with shares from the option exercise; and (x) take any other actions deemed necessary or advisable for the administration of the Stock Plan. All decisions, interpretations and other actions of the Administrator shall be final and binding on all holders of options and on all persons deriving their rights therefrom.

     Eligibility; Limitations. Nonstatutory stock options and shares of Lamaur's common stock may be granted under the Stock Plan to employees, consultants and directors of Lamaur and any parent or subsidiary of Lamaur. Incentive stock options may be granted only to employees. Any optionee who owns more than 10% of the combined voting power of all classes of outstanding stock of Lamaur is not eligible for the grant of an incentive stock option unless the exercise price of the option is at least 110% of the fair market value of the common stock on the date of grant and the term of the option is no longer than five years.

     Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of Lamaur. In order to preserve Lamaur's ability to deduct the compensation income associated with options granted to such persons, the Stock Plan provides that no employee may be granted, in any fiscal year of Lamaur, options to purchase more than 500,000 shares of common stock. Notwithstanding this limit, however, in connection with an employee's initial employment, he or she may be granted options to purchase up to an additional 500,000 shares of common stock.

     Terms and Conditions of Options. Each option granted under the Stock Plan is evidenced by a written stock option agreement between Lamaur and the optionee, and is subject to the following additional terms and conditions:

     (a) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Common Stock on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value of the common stock on the date such option is granted. The fair market value of the common stock is generally determined with reference to the last reported trade price for the common stock on the day the option is granted. The exercise price of a nonstatutory stock option may be determined by the Administrator; provided, however, the exercise price of a nonstatutory stock option intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code may not be less than 100% of the fair market value of the common stock on the date of grant.

     (b) Exercise of Option. The Administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option.

     (c) Form of Consideration. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Stock Plan permits payment to be made by cash, check, promissory note, other shares of common stock of Lamaur (with some restrictions), cashless exercise, a reduction in the amount of any Company liability to the optionee, any other form of consideration permitted by applicable law, or any combination thereof.

     (d) Term of Option. The term of an incentive stock option may be no more than ten years from the date of grant; provided that in the case of an incentive stock option granted to a 10% stockholder, the term of the option may be no more than five years from the date of grant. No option may be exercised after the expiration of its term.

     (e) Termination of Employment. If an optionee's employment, consulting or director relationship terminates for any reason (other than death or disability), then all options held by the optionee under the Stock Plan expire on the earlier of (i) the date set forth in his or her notice of grant which generally will be three months from termination of the relationship or (ii) the expiration date of such option which generally will be ten years from the date of grant. To the extent the option is exercisable at the time of such termination, the optionee may exercise all or part of his or her option at any time before termination.

     (f) Permanent Disability; Death. If an optionee's employment, consulting or director relationship terminates as a result of permanent and total disability (as defined in the Code) or death, then all options held by such optionee under the Stock Plan will expire on the earlier of (i) twelve months from the date of termination of the optionee's employment or (ii) the expiration date of the option. The optionee or, if applicable, the executor or other legal representative of the optionee's estate may exercise all or part of the optionee's option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.

     (g) Nontransferability of Options. Options granted under the Stock Plan generally are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee. However, the Administrator may, in its discretion, provide for the transfer of options to any member of the optionee's immediate family or to certain trusts and partnerships. Following such transfer, any such options will continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer.

     (h) Value Limitation. If the aggregate fair market value of all shares of common stock subject to an optionee's incentive stock option which are exercisable for the first time during any calendar year exceeds $100,000, the excess options will be treated as nonstatutory stock options.

     (i) Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Stock Plan as may be determined by the Administrator.

     Other common stock Programs. The Administrator may adopt one or more incentive compensation arrangements for employees, consultants and directors. Such arrangements will allow employees, consultants and directors to acquire shares of common stock, whether by purchase, outright grant or otherwise. Any such arrangements will be subject to the general provisions of the Stock Plan.

     Adjustments Upon Changes in Capitalization. In the event that the stock of Lamaur changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of Lamaur effected without the receipt of consideration, appropriate adjustments will be made in the number and class of shares of stock subject to the Stock Plan, the number and class of shares of stock subject to any option outstanding under the Stock Plan, and the exercise price of any such outstanding option.

     In the event of a liquidation or dissolution, any unexercised options will terminate. The Administrator may, in its discretion, provide that each optionee will have the right to exercise all of the optionee's options, including those not otherwise exercisable, until the date ten (10) days prior to the consummation of the liquidation or dissolution.

     In connection with any change of control of Lamaur, the optionee will have the right to exercise the option as to all the optioned stock, including shares not otherwise exercisable. In such event, the Administrator will notify the optionee that the option is fully exercisable within fifteen days of the change of control. For purposes of the Stock Plan, a change of control of Lamaur means the occurrence of any of the following events: (i) any person is or becomes the owner directly or indirectly of securities representing 25% or more of the total voting power (other than a person who owns 25% of such total voting power as of February 25, 1997 or other than any person who acquires 25% or more of such total voting power with the approval of the board of directors), or (ii) a change in the composition of the board of directors as a result of which fewer than a majority of the directors are incumbent directors.

     In connection with any merger, or acquisition of assets involving Lamaur, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume the options or to substitute substantially equivalent options, the optionee shall have the right to exercise the option as to all the optioned stock, including shares not otherwise vested or exercisable. In such event, the Administrator shall notify the optionee that the option is fully vested and exercisable for fifteen days from the date of such notice and that the option terminates upon expiration of such period.

     Amendment and Termination of the Stock Plan. The board of directors may amend, alter, suspend or terminate the Stock Plan, or any part thereof, at any time and for any reason. However, Lamaur will obtain stockholder approval for any amendment to the Stock Plan to the extent necessary to comply with Section 162(m) and Section 422 of the Code, or any similar rule or statute. No such action by the board of directors or stockholders may alter or impair any option previously granted under the Stock Plan without the written consent of the optionee. Unless terminated earlier, the Stock Plan will terminate ten years from the date of its approval by the board of directors.

Federal Income Tax Consequences

     Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% stockholder of Lamaur. Lamaur is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

     Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of Lamaur is subject to tax withholding by Lamaur. Lamaur is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

     The foregoing is only a summary of the effect of federal income taxation upon optionees and Lamaur with respect to the grant and exercise of options under the Stock Plan. It does not purport to be complete, and does not discuss the tax consequences of the employee's or consultant's death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee or consultant may reside.

Option Granted to Certain Persons

     In April 1998, Mr. Copperman and Mr. Dean each received an option to purchase 20,000 shares of Lamaur common stock, and Mr. Stiley and Mr. Eppner each received an option to purchase 5,000 shares of Lamaur common stock. All of these options had an exercise price of $2.56.

Vote Required

     The affirmative vote of a majority of the votes cast affirmatively or negatively at the annual meeting of stockholders at which a quorum representing a majority of all outstanding shares of common stock of Lamaur is present and voting, either in person or by proxy, is required for approval of this proposal. Votes for and against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes will have any effect on the outcome of the proposal.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
             THE APPROVAL OF THE AMENDMENT TO THE 1997 STOCK PLAN

                                PROPOSAL NO. 3
                             ELECTION OF DIRECTORS

Nominees

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for Lamaur's nominees named below. In the event that any nominee of Lamaur is unable or declines to serve as a director at the time of the Annual Meeting of the Stockholders, the proxies will be voted for any nominee who shall be designated by the present board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and in such event the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of the Stockholders or until a successor has been elected and qualified or until resignation or removal.

     The nominees are set forth below:

Name                               Age   Position(s)             Director Since

Harold M. Copperman                65    Director                1995

Perry D. Hoff                      40    Director                1993

Joseph F. Stiley, III              60    Director                1994

     Please see "Directors and Executive Officers Directors" above for information concerning the nominees. If elected, the nominees will serve as directors until the next Annual Meeting of Stockholders and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although Lamaur knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as Lamaur may designate.

     If a quorum is present and voting, the nominees receiving the highest number of votes will be elected as directors. Abstentions and broker non-votes have no effect on the vote.

     The three directors nominated for election voted in favor of the proposal to nominate such directors.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                    A VOTE "FOR" THE NOMINEES NAMED ABOVE.

                                PROPOSAL NO. 4
          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC AUDITORS

     The Board has nominated Deloitte & Touche LLP as independent public auditors to audit the consolidated financial statements of Lamaur for the year ending December 31, 1999. Deloitte & Touche LLP has acted in such capacity since its appointment in 1995. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Vote Required

          The affirmative vote of a majority of the votes cast affirmatively or negatively at the annual meeting of stockholders at which a quorum representing a majority of all outstanding shares of common stock of Lamaur is present and voting, either in person or by proxy, is required for approval of this proposal. Votes for and against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes will have any effect on the outcome of the proposal.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF
  DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC AUDITORS FOR THE
                     FISCAL YEAR ENDING DECEMBER 31, 1999.

   INTERIM FINANCIAL INFORMATION; UNAUDITED PRO FORMA FINANCIAL INFORMATION

     Appendix 1 to this Proxy Statement which is a part of this Proxy Statement
     ----------
contains Lamaur's Financial Statements and Management's Discussion and Analysis for the period ended June 30, 1999. Appendix 2 to this Proxy Statement which is
                                     ----------
a part of this Proxy Statement contains an unaudited pro forma balance sheet and certain unaudited pro forma statements of operations.


         ANNUAL REPORT TO STOCKHOLDERS AND INCORPORATION BY REFERENCE

     Accompanying this Proxy Statement is a copy of Lamaur's Annual Report on Form 10-K for the year ended December 31, 1998 (the "Form 10-K"). The following information contained in the Annual Report is incorporated by reference into this Proxy Statement: (i) the section captioned "Business," (ii) the section captioned "Properties," (iii) the section captioned "Legal Proceedings," (iv) the section captioned "Selected Financial Data," (v) the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations," (vi) the section captioned "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure," and (vii) the section captioned "Financial Statements and Supplementary Data." No other information contained in the Annual Report is or is deemed incorporated by reference in this Proxy Statement. Any statement contained in the Annual Report shall be deemed to be modified or superseded to the extent that it is modified or superseded by information contained in this Proxy Statement.


                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                            AT NEXT ANNUAL MEETING

     Pursuant to new amendments to Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended, Lamaur's proxy for its Annual Meeting of Stockholders in the year 2000 may confer discretionary authority to vote on any proposal submitted by a stockholder if written notice of such proposal was not received at Lamaur's executive office on or before July 15, 2000.

                         TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the Board knows of no other business that will be conducted at the 1999 Annual Meeting of Stockholders of The Lamaur Corporation other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                    By Order of the Board of Directors

                                     /s/ John D. Hellmann
                                    ---------------------------
                                     John D. Hellmann
                                     Secretary
October 27, 1999

                                  Appendix 1
                                  ----------

                                                                                Page
Part I - Financial Information

Item 1.  Condensed Financial Statements (Unaudited)

     Balance Sheets as of June 30, 1999 and December 31, 1998                    2

     Statements of Operations for the Three and Six Months Ended
         June 30, 1999 and 1998                                                  3

     Statements of Cash Flows for the Six Months Ended
         June 30, 1999 and 1998                                                  4

     Notes to Condensed Financial Statements for the Three
         and Six Months Ended June 30, 1999 and 1998                             5

  Item 2.  Management's Discussion and Analysis of Financial
        Condition and Results of Operations for the Three and
        Six Months Ended June 30, 1999 and 1998                                  8

                         PART I.  FINANCIAL INFORMATION

Item 1.  CONDENSED FINANCIAL STATEMENTS


                            THE LAMAUR CORPORATION
                           CONDENSED BALANCE SHEETS
                (In thousands, except share and per share data)
                                  (Unaudited)

                                                                              June 30,          December 31,
                                                                                1999                1998
                                                                          -----------------   -----------------
ASSETS

Current Assets:
    Cash and cash equivalents                                             $            691    $            568
    Accounts receivable, net                                                        10,503              10,244
    Inventories                                                                      8,004               7,969
    Prepaid expenses and other current assets                                          442                 511
                                                                          -----------------   -----------------
       Total current assets                                                         19,640              19,292

Property, Plant and Equipment, Net                                                  16,582              17,392

Other Assets                                                                           372                  28
                                                                          -----------------   -----------------

    Total Assets                                                          $         36,594    $         36,712
                                                                          =================   =================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
    Accounts payable                                                      $          9,154    $         10,056
    Accrued expenses                                                                 1,973               2,623
    Accrued salaries, wages and employee-related expenses                            1,405               1,147
    Current portion of long-term debt                                                1,507               3,350
                                                                          -----------------   -----------------

       Total current liabilities                                                    14,039              17,176

Long-Term Debt                                                                      13,488               8,290

Stockholders' Equity
Preferred stock, $.01 par value, 4,000,000 shares authorized:
       Series A Preferred stock, $.01 par value, 1,000,000 shares issued and outstanding at June 30, 1999 and December 31, 1998.
         ($10.0 million liquidation preference)                                      8,500               8,500
       Series B Preferred stock, $.01 par value, 763,500 shares issued and outstanding at June 30, 1999 and December 31, 1998.
         ($5.0 million liquidation preference)                                       5,000               5,000
    Common stock, $.01 par value, 12,000,000 shares authorized,
       7,332,571 and 5,939,761 shares issued and outstanding at
       June 30, 1999 and December 31, 1998, respectively.                               73                  59
    Additional paid-in-capital                                                      20,313              20,356
    Stock subscriptions receivable                                                     (50)                (50)
    Accumulated deficit                                                            (24,769)            (22,619)
                                                                          -----------------   -----------------

          Total Stockholders' Equity                                                 9,067              11,246
                                                                          -----------------   -----------------

    Total Liabilities and Stockholders' Equity                            $         36,594    $         36,712
                                                                          =================   =================

                       See notes to financial statements.

                            THE LAMAUR CORPORATION
                      CONDENSED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)
                                  (Unaudited)

                                                              Three Months Ended         Six Months Ended
                                                                   June 30,                  June 30,
                                                            ----------------------   -----------------------
                                                              1999          1998       1999           1998
                                                            --------      --------   --------       --------
Net Sales                                                   $ 16,751      $ 19,645   $ 29,798       $ 42,477

Cost of Goods Sold                                            12,176        11,426     20,950         24,467
                                                            --------      --------   --------       --------
Gross Margin                                                   4,575         8,219      8,848         18,010

Selling, General and Administrative Expenses                   5,127         9,330     10,406         17,745
                                                            --------      --------   --------       --------
Operating (Loss) Income                                         (552)       (1,111)    (1,558)           265

Interest Expense                                                (389)         (590)      (710)        (1,403)

Other Income (Expense)                                            71            (9)       118             44
                                                            --------      --------   --------       --------
Net Loss                                                        (870)       (1,710)    (2,150)        (1,094)

Dividends on Series B Preferred Stock                           (100)         (100)      (200)          (200)
                                                            --------      --------   --------       --------
Net Loss Available to Common Shareholders                   $   (970)     $ (1,810)  $ (2,350)      $ (1,294)
                                                            ========      ========   ========       ========
Basic Loss per Common Share                                 $  (0.13)     $  (0.31)  $  (0.34)      $  (0.22)
                                                            ========      ========   ========       ========
Weighted Average Common Shares Outstanding - Basic             7,311         5,863      7,000          5,814
                                                            ========      ========   ========       ========
Diluted Loss per Common Share                               $  (0.13)     $  (0.31)  $  (0.34)      $  (0.22)
                                                            ========      ========   ========       ========
Weighted Average Common Shares Outstanding - Diluted           7,311         5,863      7,000          5,814
                                                            ========      ========   ========       ========

                      See notes to financial statements.

                            THE LAMAUR CORPORATION
                      CONDENSED STATEMENTS OF CASH FLOWS
                                (In thousands)
                                  (Unaudited)

                                                                                     Six Months Ended
                                                                                         June 30,
                                                                             -----------------------------
                                                                               1999               1998
                                                                             ----------         ----------
Cash Flows From Operating Activities:
Net loss                                                                     $   (2,150)        $   (1,094)
    Adjustments to reconcile net loss to net cash
    (used in) provided by operating activities:
         (Gain) loss on disposal of assets                                          (45)                 3
         Non-cash compensation expense                                              168                  -
         Depreciation and amortization                                            1,037              1,014
         Effect of changes in:
             Receivables                                                           (259)             3,824
             Inventories                                                            (35)             2,151
             Prepaid expenses and other assets                                       69                 52
             Payables                                                            (1,102)            (1,916)
             Accrued expenses                                                      (185)            (1,930)
                                                                             ----------         ----------
         Net cash (used in) provided by operating activities                     (2,502)             2,104

Cash Flows From Investing Activities:
    Additions to property, plant and equipment                                     (195)              (344)
    Proceeds from sale of assets                                                     48                  -
                                                                             ----------         ----------
         Net cash used in investing activities                                     (147)              (344)

Cash Flows From Financing Activities:
    Borrowings (repayments) under revolving credit agreement, net                 3,174             (7,255)
    Repayments of long-term debt                                                   (260)              (763)
    Payment of loan fees                                                           (145)                 -
    Proceeds from sales of common stock, net                                          3                 25
                                                                             ----------         ----------
         Net cash provided by (used in) financing activities                      2,772             (7,993)
                                                                             ----------         ----------

Net Increase (Decrease) in Cash and Cash Equivalents                                123             (6,233)
Cash and Cash Equivalents at Beginning of Period                                    568              6,465
                                                                             ----------         ----------
Cash and Cash Equivalents at End of Period                                   $      691         $      232
                                                                             ==========         ==========

                      See notes to financial statements.

                            THE LAMAUR CORPORATION

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

           FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (Unaudited)
--------------------------------------------------------------------------------

1.   ORGANIZATION AND OPERATIONS

     The Lamaur Corporation ("the Company") develops, formulates, manufactures, and markets personal hair care products, consisting of shampoos, conditioners, hair sprays, and other styling aids, for the consumer market and, until July 1998, the professional hair care market. In addition, the Company develops, formulates, and manufactures hair care, personal care, and household products for third parties. In July 1998, the Company sold its professional salon brands and related inventory to Zotos International, Inc., a subsidiary of Shiseido Co., Ltd., Tokyo, Japan ("Zotos") for net proceeds of $10.0 million. Proceeds were used primarily to pay down borrowings under the credit agreement with Norwest Business Credit and to pay down extended accounts payable.

2.   SIGNIFICANT ACCOUNTING POLICIES

     The accompanying condensed financial statements are unaudited and include all adjustments, consisting of only normal recurring accruals, that management considers necessary to fairly present the results for such periods. These financial statements should be read in conjunction with the financial statements and notes contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1998. Results for interim periods are not necessarily indicative of results for the full year.

     Earnings Per Share - Basic EPS is calculated using income available to common shareholders divided by the weighted average number of common shares outstanding during the year. Diluted EPS is similar to basic EPS except that the weighted average number of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options, had been issued. The treasury stock method is used to calculate dilutive shares, which reduces the gross number of dilutive shares by the number of shares purchasable from the proceeds of the options assumed to be exercised. In loss years, diluted EPS equals basic EPS.

     Comprehensive Income - Comprehensive income equals net income.

     Reclassifications - Certain prior year amounts have been reclassified in the accompanying financial statements in order to conform with the 1999 presentation.

     Inventories are stated at the lower of weighted average cost or market and include the following:

                                        June 30,         December 31,
                                          1999              1998
                                     ---------------   ---------------
                                              (In thousands)
     Finished goods                       $   5,354         $   4,542

     Work in process                            286               164

     Raw materials                            2,364             3,263
                                     ---------------   ---------------

         Total                            $   8,004         $   7,969
                                     ===============   ===============

                              LAMAUR CORPORATION

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

     FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (continued)

                                  (Unaudited)
--------------------------------------------------------------------------------

3.   STOCK OPTION PLANS

     In January 1999, the Company issued 1,369,800 shares of its Common Stock to certain employees and directors. The stock grants were made in conjunction with the cancellation of outstanding options held by employees and directors. These shares have vesting schedules ranging from two years to two and one-half years. The Company recorded compensation expense of approximately $168,000 in connection with these stock grants. The Company has the right under certain conditions to repurchase unvested shares at the market price on the date of grant. 1,129,800 of the shares were issued pursuant to the Company's 1997 Stock Plan.

                              LAMAUR CORPORATION

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

     FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (continued)

                                  (Unaudited)
--------------------------------------------------------------------------------

4.   DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

     The Company's operating segments include the Retail Group, Salon Group, and the Custom Manufacturing Group. As the Retail and Salon Groups have similar economic characteristics, they have been aggregated into one reportable segment called the Retail and Salon Group. The Company evaluates performance based on contribution before fixed expenses. The accounting policies of the segments are the same as those of the Company.

     The Company does not allocate fixed expenses by segment for internal reporting or decision making purposes and therefore has not disclosed operating profit by segment. The majority of the Company's fixed expenses are shared expenses of both reporting segments and consist principally of administration and manufacturing overhead. The Company's products are manufactured on common production lines and therefore the Company does not analyze fixed assets or capital expenditures by segment.

     The Company's reportable segments have separate sales departments, and although the products are similar, they are sold and marketed differently. The Retail and Salon Group sells hair care products including shampoos, conditioners, hair sprays, and other styling aids. These products are distributed to consumer retail outlets and until July 1998, professional salon and specialty shops. Products sold by the Retail and Salon Group require substantial marketing support to maintain their sales. The Custom Manufacturing Group develops and formulates hair care, personal care, and household products for third parties. This group is service oriented and no significant marketing is required to support its sales.

     Following is the financial information related to the Company's segments for the three and six months ended June 30, 1999 and 1998:

                                                     Three Months Ended                Six Months Ended
                                                          June 30,                         June 30,
                                                 ----------------------------     ----------------------------
                                                     1999           1998             1999            1998
                                                 ------------   ------------      -----------    ------------
                                                                         (In thousands)
Net sales
     Retail and Salon Group                           $ 8,291       $ 16,680         $ 16,114        $ 35,985
     Custom Manufacturing Group                         8,460          2,965           13,684           6,492
                                                 ------------   ------------      -----------    ------------
        Total net sales                                16,751         19,645           29,798          42,477

Profit before fixed expenses
     Retail and Salon Group                             1,433          3,321            3,084           9,514
     Custom Manufacturing Group                         2,213            862            3,518           1,845
                                                 ------------   ------------      -----------    ------------

        Total profit before fixed expenses              3,646          4,183            6,602          11,359

Fixed expenses                                          4,198          5,294            8,160          11,094
                                                 ------------   ------------      -----------    ------------
Operating (loss) income                                  (552)        (1,111)          (1,558)             265

Interest expense                                         (389)          (590)            (710)         (1,403)

Other income (expense)                                     71            (9)              118              44
                                                 ------------   ------------      -----------    ------------

Net loss                                              $  (870)      $ (1,710)        $ (2,150)       $ (1,094)
                                                 ============   ============      ===========    ============

Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE SIX MONTHS AND THREE MONTHS ENDED JUNE 30, 1999 COMPARED TO THE SIX MONTHS AND THREE MONTHS ENDED JUNE 30, 1998

Historical Results of Operations

     Net sales for the six months ended June 30, 1999 were $29.8 million compared with $42.5 million for the same period in 1998, a decrease of $12.7 million or 29.9%. Net sales for the three months ended June 30, 1999 were $16.8 million, compared with $19.6 million for the same period in 1998, a decrease of $2.8 million or 14.3%. The decreases in net sales for the six months and three months ended June 30, 1999 are due to the decline in sales of the Company's retail and salon brands. Willow Lake(R), Style(R), Perma Soft(R), Color Soft(TM), and Style Natural Reflections(TM) (retail brands) and the salon brands had sales declines of $19.0 million during the six months ended June 30, 1999, and declines of $8.4 million during the three months ended June 30, 1999 as compared with the same periods in 1998. Sales of Style(R) and Perma Soft(R) have continued to decline since management began its turnaround efforts in the first quarter of 1996. Management believes that sales of these and the Company's other retail brands are likely to continue to decline. There were no sales of the professional salon brands for the six months and three months ended June 30, 1999 as a result of the sale of these brands to Zotos on July 31, 1998. The Company continues to manufacture certain of these professional salon brands for Zotos which are sold by the Custom Manufacturing Group at a lower markup over cost.

     Partially offsetting the net sales declines incurred by the Company's retail and salon brands was an increase in net sales for the Custom Manufacturing Group. Net sales for the Custom Manufacturing Group increased $7.2 million and $5.5 million for the six months and three months ended June 30, 1999, respectively, primarily due to increased production of aerosol products. Management believes that sales by the Custom Manufacturing Group for the six months and three months ended June 30, 1999 are not indicative of future sales in 1999 as the increases in net sales were due mainly to customers building inventory of their aerosol products in response to new regulations taking effect on June 1, 1999 in California limiting the amounts of volatile organic compounds allowed in aerosol products. Aerosol products produced before the June 1, 1999 deadline are permitted to be sold in California despite being produced under the less restrictive guidelines.

     Gross margin as a percentage of net sales was 29.7% for the six months ended June 30, 1999, as compared with 42.4% for the same period in 1998. Gross margin as a percentage of net sales was 27.3% for the three months ended June 30, 1999, as compared with 41.8% for the same period in 1998. The decline in the gross margin as a percentage of net sales for the six months and three months ended June 30, 1999 is principally due to Custom Manufacturing Group sales, which are lower-margin sales, representing a greater percentage of net sales in 1999. The Custom Manufacturing Group sales increased percentage is a result of the sale of the professional salon brands to Zotos, the decrease in the sales of the Company's retail brands, and the increase in Custom Manufacturing aerosol sales.

     Selling, general and administrative expenses (SG&A) were $10.4 million or 34.9% of net sales for the six months ended June 30, 1999, as compared with $17.7 million or 41.8% of net sales for the same period in 1998, a decrease of $7.3 million. SG&A expenses were $5.1 million or 30.6% of net sales for the three months ended June 30, 1999 as compared with $9.3 million or 47.5% of net sales for the same period in 1998, a decrease of $4.2 million. The decreases are principally attributable to reduced marketing expenses of $4.0 million and $2.4 million for the six months and three months ended June 30, 1999, respectively, and reduced freight and brokerage as a result of the decrease in sales. In addition, personnel, travel and other expenses declined as a result of the Company's cost cutting efforts and the sale of the professional salon brands to Zotos. The Company's strategy in 1999 is to focus its limited resources to support the Willow Lake(R) brand with advertising and consumer promotion and also to provide limited promotional support for the other retail brands. There can be no assurance concerning the future performance of Willow Lake(R) and other brands or the Company's ability to attain any particular level of sales or to be profitable in the future with the lower level of marketing support.

     Interest expense decreased to $0.7 million for the six months ended June 30, 1999, as compared with $1.4 million in the same period in 1998. Interest expense decreased to $0.4 million for the three months ended June 30, 1999 as compared with $0.6 million in the same period in 1998. The decrease in interest expense is principally attributable to lower borrowings and lower interest rates under the Company's revolving line of credit and term loans.

     As a result of the foregoing factors, the net loss for the six months and three months ended June 30, 1999 was $2.2 million and $0.9 million, respectively, compared with $1.1 million and $1.7 million, respectively, for the same periods in 1998.

Liquidity and Capital Resources

     In May 1999, the Company entered into a three-year Loan and Security Agreement with Congress Financial Corporation ("Congress") for a $20 million loan facility. This facility consists of a revolving loan of up to $10.3 million and term loans of $3.0 million and $6.7 million each. The $6.7 million term loan is amortized over five years with monthly principal payments of $111,667. The revolving loan and the term loans are payable in full in May 2002. The Company incurred a closing fee of $200,000 in conjunction with the loan agreement, $100,000 of which was paid at the loan closing, and $100,000 which is payable in May 2000. Approximately $13.8 million of the proceeds from the Congress loans were used to pay off the outstanding revolving line of credit and term loans with the Company's former lender, Norwest Business Credit ("Norwest").

     As of June 30, 1999, the amounts outstanding under the Company's revolving and two term loan facilities were $4.4 million, $3.0 million, and $6.7 million, respectively, as compared with $7.4 million under the revolving loan and $3.1 million under the term loan with Norwest as of December 31, 1998. The interest rates on the loans with Congress are variable and are tied to the prime rate which at June 30, 1999 was 7.75%. At June 30, 1999, the interest rate on the revolving loan and the $3.0 million term loan was 8.50% and the interest rate on the $6.7 million term loan was 8.75%.

     The revolving loan and the term loans with Congress are secured by virtually all of the assets of the Company. Additionally, the loan agreement restricts the payment of dividends other than on the Company's Series B Preferred Stock, restricts the Company's ability to incur additional indebtedness and requires the Company to comply with certain financial loan covenants. As of June 30, 1999, the Company was in compliance with its financial loan covenants. No assurance can be given that such compliance will continue.

     Total accounts payable exceeding their normal payment terms were approximately $5.5 million as of June 30, 1999. Because the Company announced its intent to obtain financing through a new credit facility and/or the sale of its manufacturing operations and related assets, major trade creditors and other creditors have extended their "normal" terms to allow the Company additional time to make payments. The Company is operating its business to preserve working capital in order to pay the Company's current and extended obligations. To date the Company has been able to make timely shipments to its customers.

     In January 1999, the Company issued 1,369,800 shares of its Common Stock to certain employees and directors. The stock grants were made in conjunction with the cancellation of outstanding options held by employees and directors. These shares have vesting schedules ranging from two years to two and one-half years. The Company recorded compensation expense of approximately $168,000 in connection with these stock grants. The Company has the right under certain conditions to repurchase unvested shares at the market price on the date of grant. 1,129,800 of the shares were issued pursuant to the Company's 1997 Stock Plan. Management and the Board of Directors believed it was essential to offer such a package in order to retain employees and preserve the value of the enterprise while the Company evaluated and pursued alternatives.

     As of June 30, 1999, the Company was $800,000 in arrears on the payment of dividends on its Series B Preferred Stock. The preferred stock provides for an annual dividend of $400,000, payable in quarterly installments.

     The Company's ability to continue operations is dependent on its ability to generate sufficient cash flow to meet its obligations as they become due, to comply with the terms and conditions of the new loan agreement with Congress, to obtain additional financing or refinancing, to reduce aged payables, to reduce its cost structure, and attain sales and operating levels to be profitable.

     In 1998, the Company implemented its cost reduction program which included a reduction in its workforce and an overall reduction in operating expenses. The Company will continue to evaluate sales and operating performance and, if necessary, initiate further cost reductions.

     The Company's strategy in 1999 is to focus its limited resources to support the Willow Lake(R) brand with advertising and consumer promotion and also to provide limited promotional support for the other retail brands.

     The continuing operation of the Company's business is not likely to lead to improved financial results in the near term. Therefore, in order to pay creditors and to provide an opportunity to increase the value of the Company's stock, the Company must sell additional assets or obtain new business through alternative channels. Management has been actively pursuing each of these. While no assurance can be given that it will be successful, management believes that it has made progress towards these objectives, and is continuing to pursue all avenues to ensure that it can meet the Company's obligations to creditors.

Year 2000

     Many computer systems were not designed to properly handle dates beyond the year 1999. Additionally, these systems may not properly handle certain dates in 1999. Failure to process dates properly could result in failure or disruption of the Company's information systems and/or processing equipment. To be Year 2000 compliant, computer systems must correctly process dates before and after the Year 2000, recognize the Year 2000 as a leap year, accept and display dates unambiguously and correctly process dates for non-date functions such as archiving.

     Disruptions to the Company's operations may also occur if key suppliers or customers experience disruptions in their ability to purchase, supply or transact with the Company due to Year 2000 issues. The Year 2000 readiness of infrastructure suppliers (utilities, government agencies such as customs, and shipping organizations) will be critical to the Company's ability to avoid disruption of its operations.

     The Company installed an enterprise-wide software solution in December 1996. At that time, some modules of the system were not Year 2000 compliant. A newer release of the same software is certified to be compliant by the software vendor. The Company's current activity surrounds upgrading to this newer release. It is the Company's intent to test the functionality and make the necessary Company-specific modifications to the software. This process is currently underway and should be completed during the third quarter of 1999. The Company's contingency plan would be to use the certified-compliant software without Company-specific modifications. The computer operating system is certified to be Year 2000 compliant by the vendor.

     The Company is also reviewing its computer-dependent manufacturing activities to determine the necessary hardware and software changes. For all non-mainframe applications such as personal computers, production-related equipment, etc., an inventory has been taken of the hardware and software involved. The Company has researched the status of these items and determined a course of action to assure compliance. This process is currently scheduled to be completed by the end of the third quarter in 1999. The Company's electronic data interchange system, which receives orders from its customers, has already been certified to be Year 2000 compliant by the software vendor.

     The Company will perform remediation procedures concurrently with its assessment planning. The Company intends to use internal and external resources to implement, replace and test software and related assets affected by the Year 2000 issue. The Company currently believes that the remediation costs of the Year 2000 issue will not be material to the Company's results of operations or financial position and will be absorbed by the Company through normal operating budgets. The Company does not expect any incremental costs associated with its Year 2000 remediation activities to be significant. Cumulatively through June 30, 1999, the Company has not incurred a material amount of remediation expenses.

     The Company is working with key suppliers and customers to determine whether the suppliers' operations and the products and services that they provide are Year 2000 capable or to monitor their progress toward Year 2000 compliance. The Company has sent questionnaires to its suppliers who furnish product or services to the Company. The Company may choose to identify those suppliers it deems critical and pursue other methods of assuring readiness. The Company is also in the process of surveying customers to determine the status of their Year 2000 efforts.

     While the Company currently expects that the Year 2000 issue will not pose significant operational problems, delays in adequately addressing Year 2000 issues, or a failure to fully identify all Year 2000 dependencies in the Company's systems and in the systems of its suppliers, customers and financial institutions could have material adverse consequences, including delays in the production, delivery or sale of products. In addition, time and cost estimates are based on currently available information and are management's best estimates. However, no assurance can be given that these estimates will be achieved, and actual results may differ materially from those anticipated.

                                   APPENDIX 2

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

      The following unaudited pro forma balance sheet presents the financial position of the Company as of June 30, 1999, assuming that the sale of the manufacturing facility and the application of the net proceeds therefrom occurred as of January 1, 1999. The unaudited pro forma statements of operations for the six months ended June 30, 1998 and for the year ended December 31, 1998 have been prepared assuming that (i) the sale of the manufacturing facility and the application of the net proceeds therefrom and (ii) the sale of the salon division (which occurred July 31, 1998) occurred as of January 1, 1998. The unaudited pro forma statement of operations for the six months ended June 30, 1999 has been prepared assuming the sale of the manufacturing facility and the application of the net proceeds therefrom occurred as of January 1, 1999. The unaudited pro forma balance sheet as of June 30, 1999, and the unaudited pro forma statements of operations for the six months ended June 30, 1999, June 30, 1998 and for the year ended December 31, 1998 are based on the historical balance sheet and statements of operations for the Company.

      The unaudited pro forma financial information gives effect to certain pro forma adjustments which are described in the notes to these statements.

      The unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations which would have been achieved had the sale of the manufacturing facility and the application of the proceeds therefrom been consummated as of the respective date or periods presented, nor is it necessarily indicative of the Company's future financial position or results of operations. The unaudited pro forma financial information should be read in conjunction with the historical financial statements of the Company, including the notes thereto.

                             THE LAMAUR CORPORATION
                        PRO FORMA CONDENSED BALANCE SHEET
                                  JUNE 30, 1999
                (In thousands, except share and per share data)
                                   (Unaudited)

                                     ASSETS

                                                                                        Pro Forma
                                                                           Historical  Adjustments   Pro Forma
                                                                           ----------  -----------   ---------
Current Assets:
    Cash and cash equivalents                                               $    691     $  5,517     $  6,208
    Accounts receivable, net                                                  10,503       (3,785)       6,718
    Inventories                                                                8,004         --          8,004
    Prepaid expenses and other current assets                                    442         --            442
                                                                            --------     --------     --------
       Total current assets                                                   19,640        1,732       21,372
                                                                            --------     --------     --------

Property, Plant and Equipment, Net                                            16,582      (14,347)       2,235
                                                                            --------     --------     --------
Other Assets                                                                     372         --            372
                                                                            --------     --------     --------
    Total Assets                                                            $ 36,594     $(12,615)    $ 23,979
                                                                            ========     ========     ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
    Accounts payable                                                        $  9,154     $   --       $  9,154
    Accrued expenses                                                           1,973          (50)       1,923
    Accrued salaries, wages and employee-related expenses                      1,405         (980)         425
    Current portion of long-term debt                                          1,507       (1,483)          24
                                                                            --------     --------     --------
       Total current liabilities                                              14,039       (2,513)      11,526
Long-Term Debt                                                                13,488       (9,270)       4,218
                                                                            --------     --------     --------
Stockholders' Equity
    Preferred stock, $.01 par value, 4,000,000 shares authorized:
       Series A Preferred stock, $.01 par value, 1,000,000 shares issued and outstanding at June 30, 1999
          ($10.0 million liquidation preference)                               8,500         --          8,500
       Series B Preferred stock, $.01 par value, 763,500 shares issued and outstanding at June 30, 1999
          ($5.0 million liquidation preference)                                5,000         --          5,000
    Common stock, $.01 par value, 12,000,000 shares authorized,
       7,332,571 shares issued and outstanding at June 30, 1999                   73         --             73
    Additional paid-in-capital                                                20,313         --         20,313
    Stock subscriptions receivable                                               (50)        --            (50)
    Accumulated deficit                                                      (24,769)        (832)     (25,601)
                                                                            --------     --------     --------
             Total Stockholders' Equity                                        9,067         (832)       8,235
                                                                            --------     --------     --------
    Total Liabilities and Stockholders' Equity                              $ 36,594     $(12,615)    $ 23,979
                                                                            ========     ========     ========
Book value per share (Note 1)                                               $  (0.81)                 $  (0.92)
                                                                            ========                  ========

--------------------
Note 1: Book value per share is calculated by dividing total stockholders' equity net of the liquidation preference of the Series A and Series B Preferred Stock by the actual number of common shares outstanding at June 30, 1999.

                             THE LAMAUR CORPORATION
                  PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)

                                  Six Months Ended                    Six Months Ended                   Twelve Months Ended
                                    June 30, 1999                      June 30, 1998                      December 31, 1998
                         ----------------------------------  ----------------------------------  -----------------------------------
                                     Pro Forma                           Pro Forma                           Pro Forma
                         Historical  Adjustments  Pro Forma  Historical  Adjustments  Pro Forma  Historical  Adjustments  Pro Forma
                         ----------  -----------  ---------  ----------  -----------  ---------  ----------  -----------  ---------
Net Sales                  $ 29,798    $(13,684)   $ 16,114    $ 42,477    $(13,631)   $ 28,846    $ 74,043    $(25,905)   $ 48,138

Cost of Goods Sold           20,950     (12,092)      8,858      24,467     (10,002)     14,465      46,062     (21,649)     24,413
                           --------    --------    --------    --------    --------    --------    --------    --------    --------

Gross Margin                  8,848      (1,592)      7,256      18,010      (3,629)     14,381      27,981      (4,256)     23,725

Selling, General and
  Administrative Expenses    10,406      (1,259)      9,147      17,745      (3,510)     14,235      31,243      (5,069)     26,174
                           --------    --------    --------    --------    --------    --------    --------    --------    --------

Operating (Loss) Income      (1,558)       (333)     (1,891)        265        (119)        146      (3,262)        813      (2,449)

(Loss) Gain on Disposal
  of Assets (Notes 1 & 2)      --          (764)       (764)       --         3,809       3,809       5,436      (1,627)      3,809

Interest Expense               (710)        223        (487)     (1,403)        338      (1,065)     (1,951)          0      (1,951)

Other Income (Expense)          118          42         160          44          42          86        (432)         84        (348)
                           --------    --------    --------    --------    --------    --------    --------    --------    --------

Net (Loss) Income            (2,150)       (832)     (2,982)     (1,094)      4,070       2,976        (209)       (730)       (939)

Dividends on Series B
  Preferred Stock              (200)       --          (200)       (200)       --          (200)       (400)       --          (400)
                           --------    --------    --------    --------    --------    --------    --------    --------    --------

Net (Loss) Income
  Available to Common
  Shareholders             $ (2,350)   $   (832)   $ (3,182)   $ (1,294)   $  4,070    $  2,776    $   (609)   $   (730)   $ (1,339)
                           ========    ========    ========    ========    ========    ========    ========    ========    ========

Basic (Loss) Income per
  Common Share             $  (0.34)               $  (0.45)   $  (0.22)               $   0.48    $  (0.10)               $  (0.23)
                           ========                ========    ========                ========    ========                ========

Weighted Average Common
  Shares Outstanding -
  Basic                       7,000                   7,000       5,814                   5,814       5,854                   5,854
                           ========                ========    ========                ========    ========                ========

Diluted (Loss) Income per
  Common Share             $  (0.34)               $  (0.45)   $  (0.22)               $   0.43    $  (0.10)               $  (0.23)
                           ========                ========    ========                ========    ========                ========

Weighted Average Common
  Shares Outstanding -
  Diluted                     7,000                   7,000       5,814                   6,978       5,854                   5,854
                           ========                ========    ========                ========    ========                ========

--------------------
Note 1: For the six months ended June 30, 1999, reflects the pro forma loss on the sale of the manufacturing facility of $0.8 million.

Note 2: For the six and twelve months ended June 30, 1998 and December 31, 1998, reflects actual gain of $5.4 million on the sale of the salon division which took place on July 31, 1998, and the pro forma loss on the sale of the manufacturing facility of $1.6 million.

                             THE LAMAUR CORPORATION
               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

A.       Basis of Presentation

         The unaudited pro forma balance sheet presents the financial position of the Company as of June 30, 1999, assuming that the sale of the manufacturing facility for $13.25 million in cash and the assumption of certain capital lease obligations by the purchaser, and the application of net proceeds therefrom occurred as of January 1, 1999. The unaudited pro forma balance sheet has been prepared assuming (i) the $13.25 million purchase price is paid in cash, and
(ii) that the assets sold include only the plant and equipment at the Fridley facility, and not inventory, work in process or raw materials. Such pro forma information is based on the historical balance sheet of the Company. The unaudited pro forma statements of operations for the six months ended June 30, 1998, and for the year ended December 31, 1998, have been prepared assuming that the sale of the salon division which occurred on July 31, 1998 and the sale of the manufacturing facility occurred as of January 1, 1998. The unaudited pro forma statement of operations for the six months ended June 30, 1999 has been prepared assuming the sale of the manufacturing facility occurred January 1, 1999. The unaudited pro forma statements of operations are based on the historical statements of operations of the Company. The Company believes that the assumptions used in preparing the unaudited pro forma financial data provide a reasonable basis for presenting all of the significant effects of the sale transaction and the application of the net proceeds therefrom and that the pro forma adjustments give effect to those assumptions in the unaudited pro forma financial information.

         In addition, the pro forma statements of operations were prepared assuming that manufacturing for the Retail Division would be performed by the buyer of the manufacturing facility based upon the term in the manufacturing agreement with the purchaser.

B.       Pro Forma Adjustments

         Pro forma adjustments to the statements of operations are made to reflect the following:

         1. The elimination of the Contract Division and the Salon Division sales and related cost of sales for the entire period presented;

         2. The elimination of direct expense associated with these divisions including marketing, selling expenses, freight and brokerage;

         3.   The elimination of allocated manufacturing overhead;

         4. The elimination of interest expense as a result of paying off the Company's term loan from the sale proceeds and the assumption of capital lease obligations by the purchaser; and

         5.   The net loss from the sale of the manufacturing facility.

         Pro forma adjustments to the balance sheet are made to reflect the following:

         1. Increase in cash representing net proceeds from the sale of the manufacturing facility;

         2. Reduction in accounts receivable related to contract manufacturing division as a result of the sale of the manufacturing facility;

         3. Reduction in fixed assets related to the sale of the manufacturing facility;

         4. Reduction in capital lease obligations which were assumed by the purchaser and the reduction in the term note which was paid down from the proceeds from the sale of the manufacturing facility; and

         5. Reduction in accrued salaries, wages and employee-related expenses represents the payment of these obligations to terminated employees as a result of the sale of the manufacturing facility.

                             THE LAMAUR CORPORATION

                Proxy for the 1998 Annual Meeting of Stockholders

                         To be held on November 22, 1999

                       Solicited by the Board of Directors


     The undersigned hereby appoints Joseph F. Stiley, III and John D. Hellmann and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in The Lamaur Corporation, a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Lamaur to be held at Lamaur's offices at 5601 East River Road, Fridley, Minnesota 55432 on November 22, 1999, at 10:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the proxy statement of Lamaur dated October 27, 1999, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

     THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 THROUGH 4.


                                                                -------------
CONTINUED AND TO BE SIGNED ON REVERSE SIDE                       SEE REVERSE
                                                                     SIDE
                                                                -------------

         Please mark
[X]      votes as in
         this example

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

     A vote FOR the following proposals is recommended by the Board of
Directors:

     1. To approve and adopt the sale of certain assets relating to Lamaur's manufacturing operations on terms described in the Proxy Statement.

          [  ] 1  FOR         [  ] 2  AGAINST         [  ] 3  ABSTAIN

     2. To approve an amendment to Lamaur's 1997 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder by 1,000,000 shares.

          [  ] 4  FOR         [  ] 5  AGAINST         [  ] 6  ABSTAIN

     3. To elect the following persons as directors to hold office for a one year term and until their respective successors are elected and qualified:

                               Harold M. Copperman
                                  Perry D. Hoff
                              Joseph F. Stiley, III

      [  ]  FOR all nominees listed      [  ]  WITHHOLD AUTHORITY to vote
            above                              for all nominees listed above.

      [  ]  FOR all nominees except
            as noted to the contrary above.

     4. To consider, approve and ratify the appointment of Deloitte & Touche LLP as independent public auditors for Lamaur for the year ending December 31, 1999.

          [  ] 7  FOR         [  ] 8  AGAINST         [  ] 9  ABSTAIN

                         MARK HERE FOR   [  ]         MARK HERE   [  ]
                            ADDRESS                    IF YOU
                           CHANGE AND                 PLAN TO
                          NOTE AT LEFT                ATTEND
                                                        THE
                                                      MEETING


Please sign here. If shares of
stock are held jointly, both or all     Signature:______________ Date:_________
of such persons should sign.
Corporate or partnership proxies        Signature:______________ Date:_________
should be signed in full corporate
or partnership name by an
authorized person. Persons signing
in a fiduciary capacity should
indicate their full titles in such
capacity.